UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Vans, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: common stock, par value $0.001 per share, of Vans, Inc.

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

15700 Shoemaker Avenue

Santa Fe Springs, California 90670-5515

SPECIAL MEETING OF STOCKHOLDERS

[                    ], 2004

Dear Stockholders:

      You are invited to attend a special meeting of stockholders of Vans, Inc. at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California, on [                    ], [                    ], 2004, at 10:00 a.m., Pacific Time. At the special meeting, you will be asked to consider and adopt the Agreement and Plan of Merger, dated as of April 27, 2004, among Vans, VF Corporation and McGarrett Corp.

      The merger consists of McGarrett, a wholly owned subsidiary of VF, being merged with and into Vans, with Vans as the surviving corporation and a wholly owned subsidiary of VF. Upon completion of the merger, each share of Vans common stock, other than shares held by dissenting Vans stockholders who perfect their appraisal rights, will be converted into the right to receive $20.55 in cash, without interest.

      The affirmative vote of holders of a majority of the shares of Vans common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal.

      In accordance with Vans’ restated by-laws, the Board of Directors has fixed the close of business on [                    ], 2004, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or adjournments thereof. The stock transfer books will not be closed.

      A list of the stockholders entitled to vote at the special meeting may be examined at our executive offices, located at 15700 Shoemaker Avenue, Santa Fe Springs, California, during the 10-day period preceding the special meeting.

      On April 26, 2004, the Board of Directors of Vans unanimously (1) determined that the merger and the merger agreement are advisable, (2) approved the merger agreement and the transactions contemplated thereby and (3) recommended that Vans stockholders adopt the merger agreement.

      The enclosed proxy statement provides you with a summary of the merger agreement and the merger, and provides additional information about the parties involved. Following the approval of the merger proposal by Vans stockholders, the closing of the merger will occur as promptly as practicable after the special meeting, subject to the satisfaction or waiver of the conditions to the closing of the merger.

      YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. You also may vote your proxy by either calling the 800 number or via the website shown on your proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

By Order of the Board of Directors,

Craig E. Gosselin
Senior Vice President, General Counsel
and Corporate Secretary

      This proxy statement, dated [                    ], 2004, will first be mailed to stockholders on or about [                    ], 2004.

15700 Shoemaker Avenue

Santa Fe Springs, California 90670-5515

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on [                    ], 2004

      NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Vans, Inc., a Delaware corporation, will be held at 10:00 a.m. on [                    ], [                    ], 2004 at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California. A proxy card and a proxy statement for the special meeting are enclosed.

      The special meeting is for the purpose of:

1. Considering and voting on a proposal to adopt the Agreement and Plan of Merger, dated as of April 27, 2004, among Vans, VF Corporation and McGarrett Corp., a wholly owned subsidiary of VF. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. Transacting such other business as may properly come before the special meeting and any adjournments thereof. At present, our Board of Directors is not aware of any other business that will be presented for consideration at the special meeting.

      Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of Vans common stock.

      In accordance with Vans’ restated by-laws, the Board of Directors has fixed the close of business on [                    ], 2004, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or adjournments thereof. The stock transfer books will not be closed.

      A list of the stockholders entitled to vote at the special meeting may be examined at our executive offices, located at 15700 Shoemaker Avenue, Santa Fe Springs, California, during the 10-day period preceding the special meeting.

      Under Delaware law, stockholders of Vans are eligible to exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and complies with other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law. A copy of these provisions is included as Annex C to the accompanying proxy statement. See “Appraisal Rights” beginning on page 18 of the accompanying proxy statement.

      All stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend, please carefully read the accompanying proxy statement, and mark, date, sign and return the enclosed proxy card in the accompanying reply envelope. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy vote will be revoked automatically and only your vote at the special meeting will be counted.

      YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. You also may vote your proxy by either calling the 800 number or via the website shown on your proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

By order of the Board of Directors

Craig E. Gosselin
Senior Vice President, General Counsel
and Corporate Secretary

[                    ], 2004

Santa Fe Springs, California

SUMMARY TERM SHEET

      This summary highlights selected information from this proxy statement but may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger. We have included page references in parentheses to direct you to a more detailed description in the proxy statement of the topics presented in this summary.

The Companies (page 2)

Vans, Inc.

      Vans, founded in California in 1966 and incorporated in Delaware in 1987, is a leading global action sports and lifestyle company that merchandises, designs, sources and distributes VANS-branded active-casual and performance footwear, apparel and accessories. Vans has implemented a unique marketing plan to reach its customers through multiple points of contact which include: owning and operating action sports entertainment events and venues, such as the VANS Triple CrownTM Series and the VANS High Cascade Snowboard Camp®; sponsoring professional and amateur athletes and operating a summer musical tour known as the VANS Warped Tour®. Vans operates retail stores in the U.S. and Europe, and designs, markets and distributes worldwide active-casual footwear, apparel and accessories, performance footwear for action sports, snowboard boots, conventional snowboard boot bindings under the AGENCYTM brand and step-in snowboard boot bindings under the SWITCH® brand.

VF Corporation

      VF is a Pennsylvania corporation with principal executive offices located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408. VF, through its operating subsidiaries, designs, manufactures, sources and markets branded jeanswear, sportswear, intimate apparel, outdoor apparel and equipment, occupational apparel and other apparel. VF was organized in 1899 and oversees the operations of its individual businesses, providing them with financial and administrative resources. VF manages its business through over 25 consumer-focused marketing units that support specific brands. Management of the individual marketing units has the responsibility to build and develop their brands within guidelines established by management. Marketing units with generally similar products are grouped together into four reportable business segments — Consumer Apparel, Outdoor Apparel and Equipment, Occupational Apparel and All Other.

McGarrett Corp.

      McGarrett is a Delaware corporation organized in connection with the merger and to date has engaged in no activities other than those incident to its formation and the consummation of the merger. McGarrett is a wholly owned subsidiary of VF.

Structure of the Merger (page 20)

      Subject to the terms and conditions of the merger agreement, McGarrett, a wholly owned subsidiary of VF, will merge into Vans. As a result of the merger, Vans will become a wholly owned subsidiary of VF.

Merger Consideration (page 20)

      If we complete the merger, you will have the right to receive $20.55 in cash for each share of our common stock that you hold.

Treatment of Stock Options (page 21)

      Subject to certain conditions, immediately prior to the merger, each of our compensatory stock options, whether or not vested, including those held by our executive officers and directors, will be converted into the

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right to receive the excess, if any, of $20.55 over the exercise price of the stock option for each share of our common stock subject to the option less applicable withholding tax.

The Special Meeting (page 3)

      The special meeting is scheduled to be held on [                    ], 2004 at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California beginning at 10:00 a.m., local time. At the special meeting, Vans stockholders will be asked to consider and vote upon the adoption of the merger agreement among VF, Vans, and McGarrett. Approval of this merger proposal by the affirmative vote of the holders of a majority of the shares of Vans common stock outstanding on the record date is a condition to the completion of the merger.

Recommendation of the Vans Board of Directors (page 7)

      On April 26, 2004, the Board of Directors of Vans unanimously (1) determined that the merger and the merger agreement are advisable, (2) approved the merger agreement and the transactions contemplated thereby and (3) recommended that Vans stockholders adopt the merger agreement.

Opinion of Vans’ Financial Advisor (page 7 and Annex B)

      Goldman Sachs delivered its written opinion dated April 26, 2004, to the Vans Board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $20.55 per share in cash to be received by the holders of the outstanding shares of Vans common stock pursuant to the merger agreement is fair from a financial point of view to such holders. We include the full text of Goldman Sachs’ written opinion in Annex B to this proxy statement. We urge you to read the Goldman Sachs opinion carefully and in its entirety.

Interests of Officers and Directors in the Transaction (page 14)

      Certain members of Vans’ management and the Vans Board have interests in the transactions contemplated by the merger agreement that are in addition to their interests as stockholders of Vans and option holders. The Vans Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

      We have previously existing employment agreements with our chairman of the board and four of our other executive officers, one of whom is also a director, that provide for enhanced severance payments upon certain types of employment terminations following a “change of control”. These change of control severance provisions were adopted in 2002 based upon the responsibility and experience of eligible employees. The change of control severance provisions were included in the employment agreements of the chairman of the board, the chief executive officer, senior vice presidents who had served in that capacity for at least four years and other vice presidents who had served in that capacity for at least seven years. Currently, five individuals who are officers or directors of Vans could be eligible to receive such enhanced change of control severance payments, which include a gross up payment to cover all federal and state taxes (including the Section 4999 excise tax related to certain change in control payments) attributable to their severance compensation. An additional eight individuals who are officers are eligible to receive their regular severance payments upon termination following a change of control. Each of the written agreements that provide for change of control severance payments was previously filed with the SEC. A change of control for purposes of these agreements will occur at the effective time of the merger.

Certain Federal Income Tax Consequences (page 16)

      The exchange of Vans common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who receives cash as a result of the merger will generally recognize gain or loss equal to the difference between the adjusted basis of the shares exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and will be long term capital gain or loss if the shareholder has held the shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 15%. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the merger, including the application and effect of federal, state, local, foreign or other tax laws.

Litigation (page 16)

      On January 29, 2004, a shareholder derivative complaint was filed in the Superior Court for the County of Los Angeles against Vans, as a nominal defendant, and the current members of the Board of Directors and certain former officers and directors of Vans alleging that Vans and those individuals violated the federal securities laws by improperly inflating revenue and earnings during each fiscal quarter in the period from March 1998 through May 2001 and issuing false and misleading statements to the public about its business, as well as alleging breaches of fiduciary duty and violations of the California Corporations Code. This case was subsequently consolidated with a second derivative complaint and, on April 27, 2004, an amendment to this consolidated shareholder derivative complaint was filed by shareholders of Vans alleging generally that Vans’ directors violated their fiduciary duties to Vans shareholders in negotiating and approving the merger agreement in order to enrich themselves and to insulate themselves from liability for the claims previously asserted in the action, without regard to the fairness of the transaction, and seeking an injunction against consummation of the merger.

      On May 19, 2004, a shareholder class action complaint was filed in Orange County Superior Court against Vans, VF and the current directors of Vans alleging generally that the defendants agreed to sell Vans to VF in substantial part because of the extensive personal compensation that each director would receive as a result of the transaction, and alleging violations of their fiduciary duties of due care, loyalty and disclosure to Vans stockholders.

Regulatory Approvals (page 17)

      The Hart-Scott-Rodino Antitrust Improvement Act of 1976 requires us and VF to observe the Hart-Scott-Rodino Act’s notification and waiting period and its expiration or termination is a condition to the merger. We and VF have filed the necessary filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice for review in connection with the merger, and we have received notification that the waiting period has been terminated.

      In addition, Vans is required to obtain antitrust approval from foreign antitrust governmental and regulatory agencies, including those in Germany, Austria and Slovakia. Vans has not yet obtained any of the foreign governmental or regulatory clearances required to complete the merger.

      Vans does not believe that any other material regulatory approvals, filings or notices are required by Vans in connection with the merger, other than filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Termination of the Merger Agreement (page 21)

      Notwithstanding any approval of the merger agreement by the stockholders of Vans, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by mutual written agreement and unilaterally by either party if certain conditions in the merger agreement have not been met, such as obtaining approval of Vans stockholders, the other party’s material breach of its representations or warranties, or Vans taking certain actions in connection with alternative acquisition proposals.

Termination Fees and Expenses (page 25)

      Vans is required to pay a termination fee equal to $10,900,000 and up to $1 million of VF’s reasonable and documented expenses incurred in connection with the transaction, in certain specified circumstances, which are described in this proxy statement.

Closing Conditions (page 24)

      As more fully described in this proxy statement, the completion of the merger depends on a number of conditions being satisfied or waived, including among other things, receipt of the approval of Vans stockholders and regulatory approvals, the accuracy of the parties’ representations and performance of their obligations under the merger agreement, and the absence of actions or proceedings seeking to restrain or impose material limitations or conditions on VF’s completion of the merger.

Completion and Effectiveness of the Merger (page 16)

      The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal by the stockholders of Vans. After satisfaction (or, to the extent permitted under the merger agreement, waiver) of the closing conditions to the merger, the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. We intend to complete the merger as promptly as possible following the special meeting.

No Solicitation of Acquisition Proposals (page 23)

      In the merger agreement, we agree that we may not, nor will we authorize or permit any of our officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, solicit or initiate any competing acquisition proposal, engage in discussion with or provide any confidential or nonpublic information to any person relating to a competing acquisition, grant any waiver or release under any standstill or similar agreement relating to our stock or enter into any agreement with respect to a competing acquisition proposal, other than a confidentiality agreement or as otherwise permitted in the merger agreement.

Appraisal Rights (page 18 and Annex C)

      Under Delaware law, if you do not vote for approval of the merger and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock in lieu of the relevant merger consideration.

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QUESTIONS AND ANSWERS ABOUT THE

VOTING PROCEDURES FOR THE SPECIAL MEETING

Q: What Do I Need To Do Now?

A:	After you have carefully read this proxy statement, indicate your vote on your proxy card, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote your proxy by either calling the 800 number or via the website shown on your proxy card. The meeting will take place on [ ]. See “The Special Meeting” beginning on page 3.

Q: Why Is My Vote Important?

A:	Whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Vans common stock upon completion of the merger, unless you exercise your appraisal rights. However, because approval of the merger proposal requires the affirmative vote of holders of record on the record date of a majority of Vans common stock outstanding, not just Vans common stock voting, if you do not vote, it will have the same effect as a vote against the merger proposal. See “The Special Meeting” beginning on page 3.

Q: If My Shares Are Held In “Street” Name By My Broker, Will My Broker Vote My Shares For Me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. Without instructions, your broker will not vote any of your shares held in “street” name and the broker non-votes will not be deemed votes cast. See “The Special Meeting” beginning on page 3.

Q: Can I Change My Vote After I Have Mailed In My Proxy Card?

A:	Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Vans at the address given below. Second, you can request a new proxy card and complete it and send it to the Secretary of Vans at the address given below or properly submit a later proxy via telephone or the internet. Third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of Corporate Secretary, Vans, Inc., 15700 Shoemaker Avenue, Santa Fe Springs, California, 90670-5515. See “The Special Meeting” beginning on page 3.

Q: When Should I Send In My Stock Certificates?

A:	After the special meeting, you will be sent a letter of transmittal to complete and return to Wachovia Corporation, which is the exchange agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the exchange agent your validly completed letter of transmittal together with your Vans stock certificates as instructed in the separate mailing.

Q: Who Can Answer Further Questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary, Vans, Inc., 15700 Shoemaker Avenue, Santa Fe Springs, California 90670-5515.

INTRODUCTION

      This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of common stock, $0.001 par value, of Vans, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Vans for use at the special meeting of the stockholders of Vans to be held on [                    ,      ], 2004, at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California, at 10:00 a.m., local time.

      We are asking our shareholders to adopt the merger agreement. If we complete the merger, we will become a wholly owned subsidiary of VF, and our shareholders (other than those who perfect their appraisal rights under Delaware law) will have the right to receive $20.55 in cash without interest for each share of our common stock.

THE PARTIES TO THE TRANSACTION

Vans, Inc.

      We were founded in California in 1966 and were incorporated in Delaware in December 1987. We are a leading global action sports and lifestyle company that merchandises, designs, sources and distributes VANS-branded active-casual and performance footwear, apparel and accessories. Over the past ten years, our focus has been proprietary branding with the goal of creating a leadership position for our brand and a strong emotional connection with our customers. VANS brand targets 10 to 24 year-old participants, enthusiasts and emulators of the action sports culture. We have implemented a unique marketing plan to reach our customers through multiple points of contact which include: owning and operating action sports entertainment events and venues, such as the VANS Triple CrownTM Series and the VANS High Cascade Snowboard Camp®; sponsoring professional and amateur athletes and operating a summer musical tour known as the VANS Warped Tour®. We operate retail stores in the U.S. and Europe, and design, market and distribute worldwide active-casual footwear, apparel and accessories, performance footwear for action sports, snowboard boots, conventional snowboard boot bindings under the AGENCYTM brand and step-in snowboard boot bindings under the SWITCH® brand. We also offer the PRO-TEC® line of protective helmets and pads through our wholly owned subsidiary, Pro-tec, Inc.

VF Corporation

      VF is a Pennsylvania corporation with principal executive offices located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408. Its telephone number at that address is (336) 424-6000. VF, through its operating subsidiaries, designs, manufactures, sources and markets branded jeanswear, sportswear, intimate apparel, outdoor apparel and equipment, occupational apparel and other apparel. VF was organized in 1899 and oversees the operations of its individual businesses, providing them with financial and administrative resources. VF manages its business through over 25 consumer-focused marketing units that support specific brands. Management of the individual marketing units has the responsibility to build and develop their brands within guidelines established by management. Marketing units with generally similar products are grouped together into four reportable business segments — Consumer Apparel, Outdoor Apparel and Equipment, Occupational Apparel and All Other.

McGarrett Corp.

      McGarrett is a Delaware corporation organized in connection with the merger and to date has engaged in no activities other than those incident to its formation and the consummation of the merger. McGarrett is a wholly owned subsidiary of VF.

THE SPECIAL MEETING

Date, Time and Place

      The special meeting is scheduled to be held on [                    ], 2004 at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California beginning at 10:00 a.m., local time.

Matters to be Considered

      At the special meeting, Vans stockholders will be asked to consider and vote upon the adoption of the merger agreement among VF, Vans, and McGarrett. Approval of this merger proposal by the stockholders of Vans is a condition to the completion of the merger.

      On April 26, 2004, the board of directors of Vans unanimously (1) determined that the merger and the merger agreement are advisable, (2) approved the merger agreement and the transactions contemplated thereby and (3) recommended that Vans stockholders adopt the merger agreement.

      Our Board of Directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

      Our Board of Directors has fixed the close of business on [                    ], 2004 as the record date for the determination of the holders of Vans’ common stock entitled to notice of and to vote at the special meeting.

      Only holders of record of Vans’ common stock as of the close of business on the record date will be entitled to notice of and to vote at the special meeting. As of the record date, there were approximately [                    ] shares of Vans common stock outstanding and entitled to vote at the special meeting, held by approximately [                    ] stockholders of record, with each share entitled to one vote.

Quorum; Vote Required

      The presence, in person or represented by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum. Approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of Vans common stock outstanding on the record date.

Voting and Revocation of Proxies

      Stockholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. You may also vote your proxy by either calling the 800 number or via the website shown on the proxy. Please note that there are separate arrangements for using the telephone and the internet depending on whether your shares are registered in Vans’ stock records in your name or in the name of a brokerage firm or bank. Vans stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

      Delaware law permits stockholders to vote their shares by proxy through an electronic transmission authorized by the stockholder. The telephone and internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the stockholder.

      Vans holders of record may submit their proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the internet, by visiting the website indicated on their proxy card and following the instructions.

      Shares of Vans common stock represented by properly executed proxies received by Vans and not revoked will be voted at the special meeting in accordance with the instructions contained in the proxy cards. If instructions are not given, proxies will be voted FOR adoption of the merger agreement. However, brokers do not have discretionary authority to vote shares held in street name. Pursuant to our restated by-laws, abstainers and broker non-votes will not be deemed votes cast. Accordingly, an abstention or a broker non-vote will have the same effect as a vote against the merger proposal.

      If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy and acting under the proxy will have discretion to vote on such matters in accordance with their best judgment. Our Board of Directors does not expect any other matters to be presented at the special meeting, and the persons named in the enclosed form of proxy will not use their discretionary authority to present any material matters not discussed in this proxy statement. In addition, we do not expect any changes to the terms of the merger proposal described in this proxy statement, and the persons named in the enclosed form of proxy will not use their discretionary authority to approve any changes to the merger proposal that are materially different than the terms of the merger proposal described in this proxy statement without giving stockholders an opportunity to change their vote.

      Any proxy may be revoked at any time before it is voted at the meeting either by delivering to the Corporate Secretary of Vans, at Vans, Inc., 15700 Shoemaker Avenue, Santa Fe Springs, California 90670-5515, written notice of such revocation or a duly executed proxy bearing a later date or by properly submitting a later proxy via telephone or the internet. You may also revoke your proxy by casting your vote by ballot at the meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Proxy Solicitation

      We and VF will share the cost of printing, filing and mailing this proxy statement in connection with the special meeting. In addition to solicitation by mail, our directors, officers and regular employees may solicit proxies from stockholders in person, by telephone, or otherwise. Directors, officers and employees will not receive additional compensation in connection with their solicitation of proxies. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Vans common stock held of record by them, and such custodians will be reimbursed by us for their reasonable expenses. We have retained Mellon Investor Services LLC, to assist with the solicitation of proxies from stockholders for a fee of $7,500 plus reasonable expenses.

      You should not send any stock certificates representing shares of Vans common stock with your proxy. Instead, once the merger has been completed you will receive a separate mailing with instructions to mail your stock certificates with your letter of transmittal to the exchange agent.

THE MERGER

Background of the Transaction

      On December 12, 2003, Mr. Gary Schoenfeld, the chief executive officer of Vans, received a call from an investment banker with Wachovia Securities indicating that the management team of VF was interested in meeting with Mr. Gary Schoenfeld to learn more about Vans and the prospects of exploring a strategic combination. On December 12, 2003, the closing price of Vans on The Nasdaq Stock Market, Inc. was $11.41.

      On January 14, 2004, Mr. Gary Schoenfeld and representatives from Goldman, Sachs & Co. met with representatives of VF, including Mr. Mackey McDonald, its chief executive officer, Mr. Terry Lay, its vice president and chairman — outdoor and sportswear coalition, Mr. Frank Pickard, vice president and treasurer, and Mr. Robert Shearer, its chief financial officer, as well as several investment bankers from Wachovia Securities. During this meeting, there were initial discussions about the business and history of Vans and VF.

      Approximately ten days later, Mr. McDonald called Mr. Gary Schoenfeld indicating that VF was interested in exploring a potential acquisition of Vans. Thereafter, the Chairman of the Vans Board began considering engaging legal and financial advisors in connection with the Board’s evaluation of the approach from VF. On February 2, 2004, Vans engaged Sullivan & Cromwell LLP as its legal advisor. On February 11, 2004, the Vans Board met, along with Goldman Sachs and Sullivan & Cromwell LLP, to discuss Vans’ response to the approach from VF. The representatives from Goldman Sachs reviewed general market conditions as well as recent transactions in the branded apparel, footwear and specialty retail industries. The Vans Board discussed the merits of pursuing further discussions with VF and authorized management to make further contact with VF, share certain confidential information and elicit a preliminary offer.

      Pursuant to a letter agreement dated February 17, 2004, Vans formally engaged Goldman Sachs as its financial advisor.

      On March 3, 2004, Vans entered into a confidentiality agreement with VF. VF’s due diligence with respect to Vans and its business began on March 4, 2004 and continued through April 26, 2004.

      Between March 3 and April 5, 2004, Vans and its advisors communicated to VF and its advisors that as VF considered submitting an indication of interest in Vans, it would be important for VF to put forth a compelling proposal if Vans were to consider negotiating any such transaction.

      On March 15, 2004, the Vans Board further discussed a possible transaction with VF and the status of VF’s initial due diligence review of Vans.

      On April 6, 2004, Mr. McDonald telephoned Mr. Gary Schoenfeld and discussed VF’s interest in purchasing Vans. That same day, Mr. McDonald sent a written indication of interest to Mr. Gary Schoenfeld expressing VF’s interest in acquiring Vans. In this letter, VF noted its interest in discussing a possible acquisition of Vans at a price ranging between $19 and $20 per share payable in cash, subject to its completion of a satisfactory due diligence investigation into the business and affairs of Vans and the negotiation of mutually acceptable definitive agreements. VF’s indication of interest was further premised on Vans having, at closing, approximately 19.1 million fully diluted shares of common stock, and cash and cash equivalents equaling or exceeding $29.9 million (net of third party debt, change of control costs and transaction expenses). VF verbally stated that this premise was based on its assumption that the sum of third party debt, change of control costs and transaction expenses would not exceed $34.6 million. The indication of interest also required Vans to negotiate exclusively with VF for 30 days from the acceptance of the terms of the letter. On April 8, 2004, the Vans Board met to review the indication of interest received from VF. Goldman Sachs and Sullivan & Cromwell LLP also participated in the meeting. During the meeting, the Board reviewed Vans’ alternatives and discussed the merits of VF’s indicative terms, including its desire for exclusivity. The Board authorized management to negotiate exclusively with VF provided that the acquisition price for Vans be in the range of $20 and $21 per share in cash and the exclusivity period be shortened through April 28, 2004. On April 9, 2004, Mr. Gary Schoenfeld responded to Mr. McDonald’s proposal, stating that (a) the purchase price must be in the range of $20-$21 per share, (b) the exclusivity period would terminate on April 28, 2004, (c) the number of fully diluted shares would be approximately 19.1-19.2 million and (d) the sum of (1) third party debt, (2) change of control severance costs and (3) Vans’ third party transaction costs would not, in total, exceed $34.6 million. From April 9 to April 11, 2004, Vans’ counterproposal was discussed with VF. On April 11, 2004, Mr. McDonald signed Vans’ counterproposal with minor modifications, which remained subject to VF’s completion of a satisfactory due diligence investigation into the business and affairs of Vans and the negotiation of mutually acceptable definitive agreements.

      Between April 12 and April 26, 2004, Vans, VF and their respective advisors negotiated a merger agreement. During such period, VF was given access to Vans’ data room and members of Vans’ senior management for purposes of conducting their due diligence investigation of Vans.

      On April 25, 2004, at a special meeting of the Vans Board, management reported on the status of negotiations with respect to the merger and other matters. A representative of Sullivan & Cromwell LLP reviewed the proposed terms of the draft merger agreement with the Vans Board. Goldman Sachs presented certain financial analyses with respect to the proposed merger. On April 26, representatives of VF and Vans agreed to submit a price of $20.55 per share in cash to be received by Vans stockholders to their respective boards of directors for their consideration. In addition, on April 26, the Vans Board met again to discuss the merger and the terms of the merger agreement. During the meeting on April 26, Goldman Sachs delivered its opinion to the Vans Board that, as of such date and based upon and subject to the factors and assumptions in its opinion, the $20.55 per share in cash to be received by the holders of the outstanding shares of Vans common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. After consideration of the presentations by its outside counsel and financial advisors and its prior deliberations, the Vans Board unanimously approved the merger and the merger agreement and authorized management to complete and execute the merger agreement and the transactions contemplated therein.

      On April 26, 2004, the finance committee of the VF Board of Directors approved the acquisition of Vans by VF, subject to final approval by the VF Board of Directors of the purchase price to be paid for Vans. On the morning of April 27, 2004, the VF Board of Directors gave its final approval. After the final approval by the VF Board, Vans and VF executed the merger agreement and publicly announced the transaction.

Reasons of Vans for the Merger

      In making the determination and recommendation described below, the Vans Board considered a number of factors, including the following:

•	the opportunity that the merger would secure a premium for stockholders over recent market prices of Vans common stock;

•	Vans’ business, financial condition, results of operations, assets, liabilities, business strategy and prospects, as well as various uncertainties associated with those prospects;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Vans common stock;

•	the risks inherent in the branded apparel, footwear and specialty retail industries, including the risks inherent in (i) the ability to consistently offer products that appeal to Vans’ target customer, (ii) the need to maintain significant amounts of inventory and (iii) the uncertainty in accurately forecasting financial performance;

•	Vans’ position in the industry relative to a number of larger competitors;

•	the price to be received by the holders of Vans common stock in the merger and a comparison of comparable business combination transactions;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the alternatives to the merger available to Vans;

•	the fact that Vans previously had been approached by several alternative parties to discuss a possible acquisition and none of these contacts had led to a viable offer;

•	the fact that VF will pay cash consideration for the shares of Vans common stock, which eliminates any uncertainties in valuing the consideration to be received by Vans stockholders but also eliminates any potential upside in equity value;

•	the possibility that the merger once announced might not be completed and the fact that in such event Vans’ stock price may be negatively affected;

•	the terms of the merger agreement regarding Vans’ right to consider and negotiate other unsolicited, superior acquisition proposals under certain circumstances, and to terminate the merger agreement to accept a superior proposal upon payment of a termination fee of $10.9 million plus reimbursement of up to $1.0 million of VF’s reasonable and documented, out-of-pocket expenses incurred in connection with the transaction;

•	the financial effect of the merger;

•	the opinion of Goldman Sachs that, as of April 26, 2004, and based upon and subject to the factors and assumptions in its opinion, the $20.55 per share in cash to be received by the holders of the outstanding shares of Vans common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The written opinion of Goldman Sachs is attached as Annex B to this proxy statement and should be read carefully and in its entirety; and

•	the analyses performed by Goldman Sachs, including, among other things, the implied transaction multiples and the comparison of those multiples to those for other selected companies. The transaction multiples were all well within or above the low-high range of multiples for the selected companies in all cases except LTM sales to selected specialty retail companies, which the Board viewed as not significant in light of the analyses considered in the aggregate.

      The Vans Board concluded that the potential benefits of the merger outweighed the potential negative factors considered.

      The discussion above sets forth the material information and factors considered by the Vans Board in consideration of the merger and the merger agreement. In view of the wide variety of factors considered, the Vans Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The determination to unanimously recommend that Vans stockholders adopt the merger agreement and the transactions contemplated thereby was made after consideration of all of the factors as a whole. In addition, individual members of the Vans Board may have given different weights to different factors.

Recommendation of Our Board of Directors

      On April 26, 2004, the Board of Directors of Vans unanimously (1) determined that the merger and the merger agreement are advisable, (2) approved the merger agreement and the transactions contemplated thereby and (3) recommended that Vans stockholders adopt the merger agreement.

Opinion of Vans’ Financial Advisor

      Goldman Sachs delivered its written opinion dated April 26, 2004, to the Vans Board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $20.55 per share in cash to be received by the holders of the outstanding shares of Vans common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

      The full text of the written opinion of Goldman Sachs, dated April 26, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Vans stockholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Vans Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Vans common stock should vote with respect to the merger.

      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	The merger agreement;

•	Annual Reports to stockholders and Annual Reports on Form 10-K of Vans for the five fiscal years ended May 31, 2003;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Vans;

•	certain other communications from Vans to its stockholders; and

•	certain internal financial analyses and forecasts for Vans prepared by its management, including projections that reflected a higher growth case and a slower growth case.

      Goldman Sachs also held discussions with members of the senior management of Vans regarding their assessment of the past and current business operations, financial condition and future prospects of Vans. In addition, Goldman Sachs reviewed the reported price and trading activity for Vans common stock, compared certain financial and stock market information for Vans with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the branded apparel, footwear and specialty retail industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the Vans Board that the internal financial forecasts prepared by the management of Vans have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Vans Board and management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Vans or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Vans. Goldman Sachs’ opinion did not address the underlying business decision of Vans to engage in the transaction contemplated by the merger agreement. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Vans Board in connection with its consideration of the transaction contemplated by the merger agreement, and the opinion does not constitute a recommendation as to how any holder of Vans common stock should vote with respect to such transaction.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 26, 2004 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

      Goldman Sachs reviewed the historical trading prices and volumes for Vans common stock for the one-year period ended April 26, 2004 as well as the trading history of Vans since its initial public offering on August 23, 1991. In addition, Goldman Sachs reviewed the consideration to be received by holders of Vans common stock pursuant to the merger agreement in relation to the closing price of Vans common stock on April 26, 2004 and in relation to the preceding one-week, one-month, six-month and twelve-month average market prices of Vans common stock.

      More specifically, the $20.55 per share to be received by the holders of Vans common stock pursuant to the merger agreement represents:

•	A premium of 30.0% based on the market price of $15.81 per share as of April 26, 2004, the trading day prior to the announcement of the transaction;

•	a premium of 30.6% based on the preceding one-week average market price of $15.74 per share;

•	a premium of 35.4% based on the preceding one-month average market price of $15.18 per share;

•	a premium of 63.2% based on the preceding six-month average market price of $12.59 per share; and

•	a premium of 94.1% based on the preceding twelve-month average market price of $10.59 per share.

      Goldman Sachs also analyzed the consideration to be received by holders of Vans common stock pursuant to the merger agreement in relation to the average stock price during trading periods between 7-trading days and 360-trading days preceding the announcement. This analysis indicated that the $20.55 per share to be received by the holders of Vans common stock pursuant to the merger agreement represents premiums of between 31.0% and 130.2%.

Implied Transaction Multiples Analysis

      Goldman Sachs calculated and compared various implied transaction multiples based on the fully diluted equity and levered consideration to be received by the holders of Vans common stock pursuant to the merger agreement. This calculation was performed in order to determine what the fully diluted equity and levered consideration represented as a multiple of various financial measures. Goldman Sachs determined that the fully diluted equity consideration was $393.9 million and the fully diluted levered consideration was $333.1 million based on the $20.55 per share merger consideration, giving effect to stock options that are or would become exercisable based on the merger agreement and, in the case of the levered consideration, adjusted for cash and cash equivalents, long-term debt, minority interest and lease termination liabilities as reported in Vans’ 10-Q dated February 28, 2004. Goldman Sachs calculated the multiples based on Vans’ financial statements and management projections. The projections prepared by Vans’ management consisted of a higher growth case and a slower growth case. The following multiples were calculated for Vans:

•	Fully diluted levered consideration as a multiple of revenues for the latest twelve months, and as a multiple of estimated revenues for (1) fiscal year 2004, (2) fiscal year 2005, (3) calendar year 2004 and (4) calendar year 2005;

•	fully diluted levered consideration as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest twelve months, and as a multiple of estimated EBITDA for (1) fiscal year 2004, (2) fiscal year 2005, (3) calendar year 2004 and (4) calendar year 2005;

•	fully diluted levered consideration as a multiple of earnings before interest and taxes, or EBIT, for the latest twelve months, and as a multiple of estimated EBIT for (1) fiscal year 2004, (2) fiscal year 2005, (3) calendar year 2004 and (4) calendar year 2005; and

•	the $20.55 per share to be received by the holders of Vans common stock pursuant to the merger agreement as a multiple of fully diluted EPS for the latest twelve months, and as a multiple of estimated fully diluted EPS for (1) fiscal year 2004, (2) fiscal year 2005, (3) calendar year 2004 and (4) calendar year 2005.

      The results of the analyses are summarized in the table below:

	Revenues				EBITDA				EBIT				EPS

	Higher		Slower		Higher		Slower		Higher		Slower		Higher		Slower
	Growth		Growth		Growth		Growth		Growth		Growth		Growth		Growth

LTM	1.0	x	1.0	x	15.2	x	15.2	x	24.8	x	24.8	x	33.5	x	33.5x
FY 2004E	1.0	x	1.0	x	12.1	x	12.1	x	16.2	x	16.2	x	24.8	x	24.8x
FY 2005E	0.9	x	0.9	x	9.2	x	10.3	x	11.5	x	13.1	x	15.6	x	18.4x
CY 2004E	0.9	x	0.9	x	10.2	x	11.0	x	13.1	x	14.2	x	18.5	x	20.6x
CY 2005E	0.8	x	0.9	x	8.1	x	9.6	x	10.0	x	12.0	x	13.5	x	16.8x

Selected Companies Analysis

      Goldman Sachs reviewed and compared certain financial information for Vans to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the branded apparel, footwear and specialty retail industries:

Branded Apparel	Footwear	Specialty Retail

• Jones Apparel Group, Inc.	• Brown Shoe Company, Inc.	• Abercrombie & Fitch Co.
• Liz Claiborne, Inc.	• Maxwell Shoe Company Inc.	• American Eagle Outfitters, Inc.
• Polo Ralph Lauren Corporation	• NIKE, Inc.	• The Gap, Inc.
• Quiksilver, Inc.	• Reebok International Ltd.	• Hot Topic, Inc.
• Tommy Hilfiger Corporation	• The Stride Rite Corporation	• Limited Brands, Inc.
• V.F. Corporation	• The Timberland Company	• Pacific Sunwear of California, Inc.

      This analysis was performed in order to compare the fully diluted equity and levered consideration to be received by the holders of Vans common stock pursuant to the merger agreement as a multiple of various financial measures to similar multiples for the selected companies. Although none of the selected companies is directly comparable to Vans, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Vans.

      Fully diluted equity market capitalization, fully diluted levered market capitalization and latest twelve months data for the selected companies were based on publicly available information through April 26, 2004. Projected EBITDA and EPS data for the selected companies was based on IBES median estimates. Vans projected numbers were based on management projections. Projected EBITDA and EPS for Vans and the selected companies were calendarized. For each of Vans and the selected companies listed above, Goldman Sachs calculated and compared the following:

•	Fully diluted levered market value as a multiple of the latest twelve months sales;

•	fully diluted levered market value as a multiple of EBITDA for the latest twelve months and for calendar years 2004 and 2005;

•	fully diluted levered market value as a multiple of EBIT for the latest twelve months; and

•	price per share as a multiple of fully diluted earnings per share, or EPS, (the “P/E Multiple”) for calendar years 2004 and 2005.

      The results of these analyses are summarized as follows:

	Selected Branded			Selected Footwear			Selected Specialty			Vans
	Apparel Companies			Companies			Retail Companies
										Higher		Slower
	Low-High	Median		Low-High	Median		Low-High	Median		Growth		Growth

Enterprise Value Multiples of:
LTM Sales	0.8x-1.5x	1.1	x	0.4x-1.7x	0.9	x	1.2x-1.9x	1.5	x	1.0	x	1.0	x
LTM EBITDA	5.1x-11.3x	7.6	x	6.5x-10.6x	8.8	x	6.9x-11.6x	9.3	x	15.2	x	15.2	x
CY 2004 EBITDA	5.4x-9.7x	7.3	x	6.4x-10.3x	8.7	x	6.3x-8.3x	7.9	x	10.2	x	11.0	x
CY 2005 EBITDA	5.2x-8.3x	6.8	x	5.7x-9.3x	7.9	x	6.1x-7.2x	7.1	x	8.1	x	9.6	x
LTM EBIT	7.2x-13.8x	8.9	x	7.3x-12.6x	10.4	x	8.4x-16.3x	12.5	x	24.8	x	24.8	x
P/E Multiple for:
CY 2004	12.1x-17.6x	13.5	x	12.4x-19.6x	16.0	x	14.0x-18.9x	17.5	x	18.5	x	20.6	x
CY 2005	11.5x-14.9x	12.0	x	10.5x-17.4x	14.4	x	12.4x-16.3x	15.3	x	13.5	x	16.8	x

Selected Transactions Analysis

      Goldman Sachs analyzed certain information relating to the following selected proposed, pending and completed transactions in the branded apparel, footwear and specialty retail industries since July 1999 (acquiror listed first):

•	Jones Apparel Group, Inc./ Maxwell Shoe Company Inc.

•	Quiksilver, Inc./ DC Shoes, Inc.

•	Chico’s FAS, Inc./ The White House, Inc.

•	NIKE, Inc./ Converse, Inc.

•	V.F. Corporation/ Nautica Enterprises, Inc.

•	Oxford Industries, Inc./ Viewpoint International, Inc.

•	Deckers Outdoor Corporation/ Teva Sport Sandals, Inc.

•	Jones Apparel Group, Inc./ R.S.V. Sport, Inc.

•	NIKE, Inc./ Hurley International LLC

•	Jones Apparel Group, Inc./ Gloria Vanderbilt Apparel Corp.

•	Liz Claiborne, Inc./ Mexx Group, B.V.

•	Jones Apparel Group, Inc./ McNaughton Apparel Group Inc.

•	V.F. Corporation/ The North Face, Inc.

•	Jones Apparel Group, Inc./Nine West Group Inc.

      This analysis was performed in order to compare the fully diluted equity and levered consideration to be received by the holders of Vans common stock pursuant to the merger agreement as a multiple of various financial measures to similar multiples for the selected transactions.

      For each of the selected transactions, Goldman Sachs calculated and compared aggregate levered consideration as a multiple of the latest twelve months (a) sales, (b) EBITDA and (c) EBIT.

      The following table presents the results of the analyses:

	Selected Transactions			Proposed Transaction

						Projected to
	Low-High	Median		To 28-Feb-2004		31-May-2004
Levered Consideration as a Multiple of:
LTM Sales	0.5x-1.5x	1.0	x	1.0	x	1.0	x
LTM EBITDA	5.6x-17.5x	7.1	x	15.2	x	12.1	x
LTM EBIT	6.4x-12.5x	8.7	x	24.8	x	16.2	x

Discounted Cash Flow Analysis

      Goldman Sachs performed a discounted cash flow analysis on Vans using management’s projections of free cash flow, which consisted of a higher growth case and a slower growth case. This analysis was performed in order to calculate illustrative implied per share values of Vans common stock reflecting the discounted value of projected cash flows provided by Vans’ management and based on the assumptions described below. Using these projections, Goldman Sachs calculated illustrative implied values per share for Vans common stock based on (1) Vans’ free cash flow for fiscal years 2005 through 2007, (2) implied terminal values using management’s projections for fiscal year 2007 and EBITDA multiples ranging from 5.0x to 8.0x, and (3) discounting these values to implied present values using discount rates ranging from 10.0% to 15.0%. The EBITDA multiple range selected was based on Goldman Sachs’ judgment with reference to public market multiples and public transaction multiples. The discount rate range selected was based on Goldman Sachs’ judgment with reference to the weighted average cost of capital of Vans and the weighted average cost of capital of the other companies selected above for comparison to Vans, as well as the risk profile of Vans and each of such companies. Also based on these projections, Goldman Sachs calculated illustrative implied values per share for Vans common stock based on (a) Vans’ free cash flow for fiscal years 2005 through 2007, (b) implied terminal values using management’s projections of free cash flow for fiscal year 2007, adjusted for net operating loss carryforwards and new retail stores assumed to be opened in fiscal year 2007, based on discount rates ranging from 10.0% to 15.0% and perpetual growth rates ranging from 0.0% to 3.0%, and (c) discounting these values to implied present values using discount rates ranging from 10.0% to 15.0%. The following table presents the results of this analysis:

Illustrative Implied Per Share Values

	Higher Growth Case	Slower Growth Case

EBITDA Multiple Method	$15.12-$23.31	$11.89-$17.77
Perpetuity Growth Method	$11.03-$19.63	$ 8.96-$15.12

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Vans or the contemplated transaction.

      Goldman Sachs prepared these analyses for purposes of providing its opinion to the Vans Board as to the fairness from a financial point of view to the holders of the outstanding shares of Vans common stock of the $20.55 per share in cash to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Vans, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ opinion to the Vans Board was one of many factors taken into consideration by the Vans Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and stockholders are urged to read the written opinion of Goldman Sachs attached as Annex B in its entirety.

      Goldman Sachs and its affiliates, as part of their investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Vans in connection with, and has participated in certain negotiations leading to, the transaction contemplated by the merger agreement.

      Goldman Sachs also has acted as financial advisor to VF from time to time and may provide investment banking services to VF and Vans in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive in the future, compensation. In addition, an Advisory Director of Goldman Sachs is a member of the VF Board of Directors.

      The Vans Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

      Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Vans, VF and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Vans and VF for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      Pursuant to a letter agreement dated February 17, 2004, Vans engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Vans has agreed to pay Goldman Sachs a transaction fee equal to 1.3% of the value of the aggregate merger consideration, the principal portion of which is contingent upon consummation of the transaction. In addition, Vans has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Our Projections

      VF was provided with projections of our anticipated future operating performance for the fiscal years ending May 31, 2004 through 2007. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles and are included in this proxy statement only because they were provided to VF. Our certified public accountants have not examined or compiled any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them.

      The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, operating and other revenues and expenses, effective tax rates, capital expenditures and working capital and other matters. None of the assumptions may be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, we do not assure you that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which may also cause actual results to materially differ.

      For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections are an accurate prediction of future events, and they should not be relied on as such. Given the limitation of these projections, Vans believes they should not be meaningful to a Vans stockholder’s evaluation in making a decision regarding voting for or against adoption of the merger agreement. None of Vans, our Board or Goldman Sachs assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

      The financial projections provided by Vans to VF in early March 2004 as updated in late March 2004 are as follows:

	For the Year Ending May 31,

	2004	2005	2006	2007

	(In millions, except per share data)
Revenue	$342.8	$376.7	$424.9	$486.5
Gross Margin	165.9	183.1	207.4	238.3
EBIT	20.6	27.7	35.1	46.9
EBITDA	27.5	35.1	43.1	55.8
Net Income	15.3	23.3	29.6	37.5

EPS	$0.83	$1.25	$1.57	$1.98

Interests of Officers and Directors in the Transaction

      Certain members of Vans’ management and the Vans Board have interests in the transactions contemplated by the merger agreement that are in addition to their interests as stockholders of Vans and option holders. The Vans Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Employment Agreements

      We have previously existing employment agreements with our chairman of the board and four of our other executive officers, one of whom is also a director, that provide for enhanced severance payments upon certain types of employment terminations following a “change of control”. These change of control severance provisions were adopted in 2002 based upon the responsibility and experience of eligible employees. The change of control severance provisions were included in the employment agreements of the chairman of the board, the chief executive officer, senior vice presidents who had served in that capacity for at least four years and other vice presidents who had served in that capacity for at least seven years. Currently, five individuals who are officers or directors of Vans could be eligible to receive such enhanced change of control severance payments. An additional eight individuals who are officers are eligible to receive their regular severance payments upon termination following a change of control. Each of these written agreements that provide for such change of control severance payments was previously filed with the SEC. A change of control for purposes of these agreements will occur at the effective time of the merger.

      The June 2002 employment agreements for Gary H. Schoenfeld, our president and chief executive officer, and Walter E. Schoenfeld, our chairman of the Board of Directors, each provide that in the event they terminate employment for any reason within three years after the effective time of the merger, they will receive severance pay equal to 2.99 times the sum of their current base salary and highest bonus compensation during the three years preceding termination or resignation plus a gross up payment to cover all federal and state taxes (including the Section 4999 excise tax related to certain change in control payments) attributable to their severance compensation. Their employment agreements are expected to be terminated on closing and, in that event, such severance amounts will be paid at that time. In the event that the maximum bonus amounts payable under these contracts are awarded, Gary H. Schoenfeld will receive about $17.0 million (which includes $6.5 million net to Mr. Gary Schoenfeld and $10.5 million in estimated tax payments) and Walter E. Schoenfeld will receive about $2.1 million (which includes $0.9 million net to Mr. Walter Schoenfeld and $1.2 million in estimated tax payments).

      The employment agreements for Craig E. Gosselin, senior vice president and general counsel, and Steven J. Van Doren, vice president of Asia and Americas and promotions and events, and the oral employment agreement of Stephen M. Murray, senior vice president and chief marketing officer, each provide that in the event they are terminated without cause or resign for good reason (as these terms are defined in their employment agreements) within three years after a change of control they will receive severance pay equal to 2.99 times the sum of their current base salary and highest bonus compensation during the three years preceding termination or resignation plus a gross up payment to cover all federal and state taxes (including the Section 4999 excise tax related to certain change in control payments) attributable to their severance compensation. Upon such an employment termination and assuming the maximum bonus amounts payable under these contracts are awarded, Mr. Gosselin would receive about $3.0 million (which includes $1.2 million net to Mr. Gosselin and $1.8 million in estimated tax payments), Mr. Van Doren would receive about $1.8 million (which includes $0.7 million net to Mr. Van Doren and $1.1 million in estimated tax payments), and Mr. Murray would receive about $3.6 million (which includes $1.4 million net to Mr. Murray and $2.2 million in estimated tax payments).

      Scott J. Blechman, Joseph D. Giles, Chris D. Strain, Dana M. Guidice, Donald C. Petersen, Kevin D. Bailey, Cheryl A. Van Doren and Steven A. Munn are also parties to employment agreements that provide for severance payments equal to 4 to 9 months of base salary in the event of certain types of employment terminations after a change of control. If all of the above eight officers were terminated following the effective time of the merger, the aggregate severance payments would be about $0.8 million.

      VF is currently negotiating an employment agreement with Stephen M. Murray. As a condition to entering into an employment agreement with VF, Mr. Murray will be required to acknowledge the termination of his existing employment agreement with Vans and to waive any rights, payments and benefits to which he may be entitled thereunder. Under the proposed terms of an agreement with VF, upon closing of the merger between Vans and VF, Mr. Murray will serve as President of Vans. He will receive an annual base salary of $325,000 for 2004-2005 and be eligible for an annual bonus in accordance with the terms of VF’s Management Incentive Compensation Plan. If Mr. Murray remains employed by VF until the third anniversary of the effective date of his agreement with VF, he will receive an additional bonus of $600,000. Subject to necessary approvals by VF, Mr. Murray will also be a participant in VF’s Stock Compensation Plan and receive a target grant of 2,914 restricted stock units and options to purchase 9,500 shares of common stock of VF. Mr. Murray will be entitled to other benefits similar in the aggregate to those he currently receives from Vans. If VF terminates Mr. Murray’s employment without cause prior to the third anniversary of the effective date of his agreement with VF, he will be eligible to receive a lump sum severance payment equal to that provided under his existing employment agreement.

Equity Compensation Awards

      The merger agreement provides that, subject to certain conditions, immediately prior to the merger, each of our compensatory stock options whether or not vested, including those held by our executive officers and directors, will be converted into the right to receive the excess, if any, of $20.55 over the exercise price of the stock option for each share of our common stock subject to the option less applicable withholding tax. The merger agreement also provides that immediately prior to the merger, each unvested share of restricted stock, including those held by our executive officers and directors, will be cashed out at $20.55, less applicable withholding tax. Based on the number of unvested shares of restricted stock and unexercised stock options, whether or not vested, outstanding as of May 3, 2004 and assuming that no stock options are exercised after that date and before the effective time of the merger, upon completion of the merger, the aggregate payments to our thirteen executive officers and our directors to cash out such equity compensation awards would be $22.1 million.

Indemnification and Directors and Officers Insurance

      The merger agreement provides that after the effective time of the merger, VF will indemnify and hold harmless any director of Vans from and against, and defend any such person from and reimburse any such person (1) for any and all losses, claims, damages, out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees), fines, liabilities and judgments and amounts that are paid in settlement arising out of or in connection with any claim, action, suit, proceeding or investigation (A) to the extent based on, or arising out of, the fact that such person is or was a director or officer of Vans pertaining to any action or omission existing or occurring at or prior to the effective time of the merger and whether asserted or claimed prior to, at or after the effective time or (B) to the extent based on, or arising out of, or pertaining to, the merger agreement or the transactions contemplated therein and (2) without limitation to clause (1), but only to the extent described in the preceding clauses (A) and (B), but in that case to the fullest extent permitted by Delaware Law or any other applicable laws or provided under Vans’ certificate of incorporation and bylaws, or any applicable indemnification agreement or other document providing for indemnification.

      In addition, for a period of six years after the effective time of the merger, VF will provide the current directors and officers of Vans and its subsidiaries with liability insurance policies on terms with respect to coverage and amount no less favorable to the directors and officers than those of the current policy, subject to a mutually agreed cap.

Completion and Effectiveness of the Merger

      The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal by the stockholders of Vans. After satisfaction (or, to the extent permitted under the merger agreement, waiver) of the closing conditions to the merger, the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. We intend to complete the merger as promptly as possible following the special meeting.

Certain Federal Income Tax Considerations

      The exchange of Vans common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who receives cash as a result of the merger will generally recognize gain or loss equal to the difference between the adjusted basis of the shares exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and will be long term capital gain or loss if the shareholder has held the shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 15%.

      The income tax discussion set forth above may not be applicable to stockholders in special situations such as stockholders who received their shares upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the merger, including the application and effect of federal, state, local, foreign or other tax laws.

Litigation

      On January 29, 2004, a shareholder derivative complaint was filed in the Superior Court for the County of Los Angeles against Vans, as a nominal defendant, and the current members of the Board of Directors and certain former officers and directors of Vans alleging that Vans and those individuals violated the federal securities laws by improperly inflating revenue and earnings during each fiscal quarter in the period from March 1998 through May 2001 and issuing false and misleading statements to the public about its business, as well as alleging breaches of fiduciary duty and violations of the California Corporations Code (Sherryl Halpern, derivatively on behalf of Vans, Inc. vs. Walter E. Schoenfeld, et al, Case No. BC309805). This case was subsequently consolidated with a second derivative complaint (Anne Ratnofsky, derivatively on behalf of Vans, Inc. vs. Walter E. Schoenfeld, et al, Case No. BC310782), and a consolidated complaint was filed. The shareholders seek unspecified damages and various forms of compensatory relief. Discovery has commenced in the derivative case. No hearing has been scheduled for the injunction sought by the shareholders.

      On April 27, 2004, an amendment to this consolidated shareholder derivative complaint was filed by shareholders of Vans. The amendment to the complaint alleges generally that Vans’ directors violated their fiduciary duties to Vans shareholders in negotiating and approving the merger agreement in order to enrich themselves and to insulate themselves from liability for the claims previously asserted in the action, without regard to the fairness of the transaction. The amendment asserts that the Vans shareholders would suffer irreparable harm unless the merger is enjoined, and seeks an injunction against consummation of the merger.

      On May 19, 2004, a shareholder class action complaint was filed in Orange County Superior Court against Vans, VF and the current directors of Vans (Freeport Partners, LLC, on behalf of itself and all others similarly situated, vs. Walter E. Schoenfeld et al.). The complaint alleges generally that the defendants agreed to sell Vans to VF in substantial part because of the extensive personal compensation that each director would receive as a result of the transaction. The complaint further alleges that the defendants violated their fiduciary duties of due care, loyalty and disclosure to Vans shareholders by causing Vans to agree to the sale at an unfair price, by not making full and adequate disclosure to Vans shareholders and by entering into the agreement to receive compensation not available to other Vans shareholders. The plaintiffs seek an injunction against the sale of Vans to VF and unspecified damages and various forms of compensatory relief. No hearing has been scheduled for the injunction sought by the shareholders.

Regulatory Approvals

      As a condition to the merger, the Hart-Scott-Rodino Antitrust Improvement Act of 1976 requires us and VF to observe the Hart-Scott-Rodino Act’s notification and waiting period. The Hart-Scott-Rodino Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. We and VF have filed the Notification and Report Forms with the FTC and the Antitrust Division for review in connection with the merger. We have received notification that the waiting period has been terminated.

      In addition, Vans will be required to obtain antitrust approval from foreign antitrust governmental and regulatory agencies, including those in Germany, Austria and Slovakia. Vans has not yet obtained any of the foreign governmental or regulatory clearances required to complete the merger.

      In Germany, Vans and VF have filed a notification with the Federal Cartel Office (Bundeskartellamt). Within one month of the filing of this notification (first stage), the Bundeskartellamt must decide whether to clear the merger or whether to commence a detailed investigation (second stage). Second-stage decisions must be rendered within five months after filing. In light of the minimal overlapping activities of VF and Vans in Germany, we anticipate that the transaction will be cleared at the end of the first stage.

      In Austria, Vans and VF anticipate filing by June 2, 2004 a notification with the Vienna Court of Appeals as Cartel Court. The waiting period until clearance is obtained averages from 6 to 7 weeks (Stage 1) after filing, provided that there are no objections or requests for additional information. If a further, in-depth investigation of the transaction is deemed necessary by the Cartel Court (Stage 2), the Cartel Court must reach a final decision within five months after receiving the filing. In light of Vans’ minimal sales and market shares in Austria, we anticipate that the transaction will be cleared at the end of Stage 1.

      In Slovakia, since May 1, 2004, a new competition act has come into force that has changed the jurisdictional thresholds under Slovak merger control law. However, these new thresholds are fully applicable only to transactions in which the relevant transaction agreement was signed on or after May 1, 2004. For transactions in which the transaction document was executed before May 1, 2004, the jurisdictional thresholds of the older legislation apply, subject to transitional provisions of the new Competition Act. Because the merger agreement between Vans and VF was executed prior to May 1, 2004, the thresholds contained in the older legislation, which require a notification of this transaction to the antimonopoly office, apply.

      On the basis of the transitional provisions of the new Competition Act, however, we sent to the antimonopoly office a short letter providing brief information explaining the transaction and requesting the antimonopoly office to derogate the proceedings. Vans and VF filed this letter on May 26, 2004. We expect to receive a decision on derogation within approximately three weeks. While it is anticipated that the requested derogation from the older legislation will be granted, this result cannot be guaranteed. Should the antimonopoly office not grant a derogation, the parties may be required to submit a complete notification, which notification may require a waiting period of 60 days from the date of filing the complete notification. However, Vans and VF believe that such scenario is considerably unlikely.

      Vans does not believe that any other material regulatory approvals, filings or notices are required by Vans in connection with the merger, other than filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

APPRAISAL RIGHTS

      Under Section 262 of the Delaware General Corporation Law (“DGCL”), any holder of our common stock who does not wish to accept the $20.55 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger is approved by the holders of the requisite number of shares of Vans common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

      The obligation of VF to consummate the merger is subject to the condition that the holders of not more than 8.5% of the outstanding shares of Vans common stock shall have demanded appraisal of their shares.

      Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of shareholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex C.

      In order to effectively exercise your appraisal rights, you must satisfy each of the following primary requirements:

•	You must hold shares in Vans as of the date you make your demand for appraisal rights and continue to hold shares in Vans through the effective time of the merger.

•	You must deliver to Vans a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting.

•	You must not have voted in favor of adoption of the merger agreement.

•	You must file a petition in the Delaware Court of Chancery (the “Delaware Court”) demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

      If you fail to comply with any of the above conditions or otherwise fail to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

      Failure to vote against the proposal will not waive a stockholder’s appraisal rights, although voting in favor of adopting the merger agreement will constitute a waiver of a stockholder’s approval rights. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

      The address for purposes of making an appraisal demand is:

Craig E. Gosselin

Corporate Secretary
Vans, Inc.
15700 Shoemaker Avenue
Santa Fe Springs, California, 90670-5515

      Only a holder of record of shares of Vans common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Vans common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of Vans common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Vans common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of Vans common stock are expressly mentioned, the demand will be presumed to cover all shares of Vans common stock held in the name of such record holder.

      A demand for the appraisal of shares of Vans common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

      An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with the approval of Vans. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $20.55 cash payment per share referred to above, without interest.

      If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former shareholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting shareholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

      Under the merger agreement, we have agreed to give VF prompt notice of any demands for appraisal that we receive and any withdrawals of those demands. VF will have the right to participate in and control all negotiations and proceedings with respect to those demands. We will not, except with the prior written consent of VF, settle, offer to settle or make any payment with respect to any demands for appraisal.

      Within 120 days after the effective time of the merger, any shareholder who has complied with the provisions of Section 262 of the DGCL to that point in time, may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the shareholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

      If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.

      After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

      In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

      Shareholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $20.55 merger consideration.

      The Delaware courts may also, on application (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

      No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

      From and after the effective time of the merger, former holders of Vans common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

      The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL. The text of Section 262 of the DGCL is set forth in its entirety in Annex C hereto. Any stockholder considering demanding an appraisal is advised to consult legal counsel and Section 262 of the DGCL.

THE MERGER AGREEMENT

      The following is a summary of certain provisions of the merger agreement. This summary is not a complete description of the terms and conditions of the merger agreement, which is included as Annex A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety.

The Merger

      The merger agreement contemplates the merger of McGarrett, a wholly owned subsidiary of VF, with and into Vans, with Vans as the surviving corporation and a wholly owned subsidiary of VF. Upon completion of the merger, each share of Vans common stock, other than shares held by dissenting Vans stockholders who perfect their appraisal rights, will be converted into the right to receive $20.55 in cash, without interest. The effective time of the merger will be when the certificate of merger is filed with the Delaware Secretary of State. We anticipate that this filing will be made as soon as practicable following the approval by Vans stockholders of the merger agreement and the satisfaction or waiver of certain other conditions as set forth in the merger agreement.

Directors and Officers

      From and after the effective time of the merger until successors are duly elected or appointed and qualified in accordance with applicable law, (1) the directors of McGarrett at the effective time of the merger shall be the directors of the surviving corporation, and (2) the officers of Vans at the effective time shall be the officers of the surviving corporation.

Termination of the Merger Agreement

      Notwithstanding any approval of the merger agreement by the stockholders of Vans, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written agreement;

•	by either party if the merger has not been consummated on or before (1) August 15, 2004, if the SEC has completed its review of Vans’ proxy statement by July 1, 2004; or (2) November 15, 2004, in all other cases; provided that the right to terminate is not available to a party whose breach of any provision of the merger agreement is a proximate cause of the failure of the merger to be consummated;

•	by either party if any law or regulation prohibits consummation of the merger or renders it illegal, or if a governmental authority has entered any judgment, order or decree enjoining the merger;

•	by either party if the stockholders of Vans do not approve the merger;

•	by either party if (1) the Vans Board does not make and maintain a recommendation to its shareholders that they adopt the merger agreement, (2) the Vans Board approves or publicly recommends to its shareholders a competing acquisition proposal or (3) Vans decides to enter into any letter of intent or agreement accepting a superior proposal; provided that if Vans wishes to terminate, Vans must notify VF at least 5 business days before that termination and VF must decline to make an offer that is at least as favorable to Vans stockholders as the superior proposal within that 5 business day period;

•	by either party if the other party has breached any of its representations, warranties or covenants or agreements have occurred that would cause the condition that all representations and warranties are true and correct as of the closing date (subject in case of a breach by Vans to the standard of material adverse effect as defined in the merger agreement) not to be satisfied, and such condition is not capable of being satisfied by August 15 or November 15, as the case may be; or

•	by VF if any of the directors, officers, investment bankers, or outside counsel of Vans willfully and materially (1) solicits, initiates or takes any action to facilitate the submission of any acquisition proposal, (2) engages in any discussions or negotiations with, furnishes any nonpublic information relating to Vans or affords access to the business, properties, assets, books or records of Vans or otherwise cooperates in any way with, or knowingly assists or encourages any effort by any third party that is seeking to make, or has made, an acquisition proposal, (3) grants any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vans or (4) enters into any agreement with respect to an acquisition proposal (other than a confidentiality agreement or as otherwise permitted in the merger agreement).

Amendment of the Merger Agreement

      The merger agreement may be amended before the effective time by a written amendment signed by VF, McGarrett and Vans; provided, however, that after the approval of the merger agreement by the Vans stockholders, no amendment may be made which reduces the amount or changes the kind of the merger consideration.

Treatment of Options

      At or immediately before the effective time of the merger, each option to purchase shares of Vans common stock, whether or not vested or exercisable, will be cancelled and VF will pay or cause the surviving corporation to pay each holder of any such option a cash payment in an amount equal to the product of (A) the excess, if any, of the merger consideration over the exercise price per share thereof and (B) the number of shares of Vans’ common stock that the holder could have purchased, assuming full vesting, had the holder exercised that option in full immediately before the effective time.

Indemnification of Officers and Directors

      VF has agreed to indemnify the current and former directors and officers of Vans and its subsidiaries to the fullest extent provided by law. In addition, for a period of six years after the closing of the merger, VF will provide the current directors and officers of Vans and its subsidiaries with liability insurance policies on terms with respect to coverage and amount no less favorable to the directors and officers than those of the current policy, but VF will not be required to pay an annual premium amount in excess of a mutually agreed cap. See “The Merger — Interests of Officers and Directors in the Transaction.”

Representations and Warranties

      In the merger agreement, each company makes a number of customary representations and warranties to the other as to, among other things, due incorporation and valid existence, corporate authority and required shareholder approvals to enter into the contemplated transactions, required consents and filings with government entities, and no defaults as a result of the merger.

      We also make additional customary representations and warranties, including with respect to material agreements, the absence of conflicts with material agreements, capitalization, reports filed with the SEC, financial statements, benefit plans, material changes or events, undisclosed liabilities, compliance with laws, litigation, tax matters, employee benefit plans, environmental matters and intellectual property.

      VF has also represented that it has funds available to meet its obligations under this agreement.

      Many of our representations and warranties are qualified by the absence of a material adverse effect, which, for purposes of the merger agreement, means with respect to Vans, a material adverse effect on (1) the condition (financial or otherwise), business, assets or results of operations of Vans and its subsidiaries, taken as a whole, or (2) Vans’ ability to consummate the transactions contemplated by the merger agreement and to perform its obligations under the merger agreement, other than, in the case of (1), any such effect arising out of, resulting from or caused by any change in GAAP or the interpretations of GAAP that apply to Vans, or any change in the economic conditions generally or in the apparel or footwear industries specifically (provided such change does not affect Vans and its subsidiaries taken as a whole in a materially disproportionate manner).

      The representations and warranties in the merger agreement do not survive the effective time of the merger.

Conduct of Business Pending the Merger and Certain Covenants

      In the merger agreement, we agree:

•	To (a) conduct our business in the ordinary course consistent with our past practice, (b) to use commercially reasonable efforts to preserve intact our business organization, maintain in effect all material licenses and approvals, maintain satisfactory relationships with our material customers, lenders, suppliers and other material business relationships and keep available the services of our officers and key employees.

•	Not to take any of the following actions:

•	amend our certificate of incorporation or bylaws;

•	split, combine or reclassify stock, declare dividends or redeem or repurchase stock;

•	issue or sell any stock or securities exercisable for stock, other than upon the exercise of outstanding stock options, or amend any term of any outstanding security;

•	incur capital expenditures other than those contemplated by our capital expenditures budget and any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any assets other than in the ordinary course of business;

•	other than sales in the ordinary course of business, sell, lease, encumber or otherwise transfer assets having a fair market value exceeding $100,000 in any one transaction or $250,000 in the aggregate;

•	make any loans, advances or capital contributions other than pursuant to existing legal obligations or incur or assume any indebtedness or guarantees having an aggregate principal amount outstanding greater than $1,000,000;

•	enter into any contract that restricts us from engaging or competing in any line of business in any location or enter into, amend or terminate any of our material contracts;

•	amend or otherwise modify any benefit plan or increase the salary, wage, bonus or other compensation of any employee, or grant any severance or termination pay, other than across-the-board increases in compensation to non-executive employees in the ordinary course of business consistent with past practices;

•	change our methods of accounting other than as may be required by GAAP or regulatory accounting requirements;

•	settle or propose to settle any litigation or proceeding against us involving an amount in controversy greater than $250,000 for any individual matter or $500,000 for all such matters; or

•	knowingly take any action that would make any representation or warranty inaccurate in any material respect.

No Solicitation of Acquisition Proposals

      In the merger agreement, we agree that we may not, nor will we authorize or permit any of our officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, solicit or initiate any competing acquisition proposal, engage in discussion with or provide any confidential or nonpublic information to any person relating to a competing acquisition, grant any waiver or release under any standstill or similar agreement relating to our stock or enter into any agreement with respect to a competing acquisition proposal (other than a confidentiality agreement or as otherwise permitted in the merger agreement).

      An acquisition proposal is defined in the merger agreement as (a) a tender or exchange offer that would result in any person beneficially owning 15% or more of the voting power of the company, (b) any proposal or offer for a merger, consolidation or other business combination for the company or any of its subsidiaries or (c) any proposal or offer to acquire more than 15% of the voting power in, or business, assets or deposits of, the company or any of its subsidiaries.

      If we receive an unsolicited bona fide acquisition proposal that our board reasonably believes will lead to a superior proposal, and if our board concludes in good faith (and based on advice of its outside counsel) that such actions are likely to be required to comply with its fiduciary duties, then we may (1) furnish any nonpublic information (provided that there is a confidentiality agreement executed by the recipient), (2) participate in negotiations, (3) fail to make, withdraw or modify the recommendation to shareholders or fail to call the stockholders’ meeting, and/or (4) take any non-appealable, final action a court orders us to take. No later than substantially contemporaneously with the taking of any of the actions in (1) through (4) above, we must provide VF with a written notice advising VF that we are taking (or intend to take) that action, and that we are required to keep VF reasonably current with any developments after taking that action. In addition, we are required to notify VF within 24 hours of any acquisition proposal, including details thereof, and keep VF informed in all material respects. A superior proposal is defined as a bona fide written acquisition proposal for at least a majority of our outstanding stock that our board concludes in good faith is reasonably likely to be consummated and if consummated, would be more favorable to Vans shareholders from a financial point of view than the merger with VF and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Vans Board of Directors.

Employee Benefits

      VF will provide, or cause to be provided, for at least one year following the effective time, to employees of Vans benefits that are materially no less favorable in the aggregate than those currently provided by Vans to such employees or, at the election of VF, materially no less favorable, in the aggregate, than the benefits provided from time to time to similarly situated employees of VF and its subsidiaries (other than any stock option or other equity based incentive plan currently provided by Vans).

      For purposes of eligibility and vesting under any employee benefit plan of VF, employees of Vans and its subsidiaries will receive service credit for all periods of employment with Vans and its subsidiaries for purposes of participation eligibility and vesting under any employee benefit plan of VF to the extent that such service was recognized under any analogous employee benefit plan of Vans or its subsidiaries in effect immediately prior to the effective time. In addition, VF will waive any pre-existing condition exclusions or actively-at-work requirements for purposes of new or existing employee benefit plans of VF providing medical, dental, pharmaceutical or vision benefits to any employee of Vans, to the extent such exclusions were not applicable or requirements were waived under the corresponding employee benefit plan.

      VF will also pay in cash the amounts due to certain Vans officers under change in control provisions in their employment agreements. See “The Merger — Interests of Officers and Directors in the Transaction.”

Closing Conditions

      The merger agreement contains customary closing conditions for a merger between two public companies, including the following conditions for both parties:

•	Vans stockholder approval obtained;

•	the waiting period under the HSR act having expired or been terminated and any other required regulatory approvals obtained;

•	no law or governmental entity or court order in effect prohibiting the merger; and

•	filing of Vans’ proxy statement and no enforcement action initiated by SEC.

      The merger agreement contains the following conditions to the obligations of Vans:

•	true and correct representations and warranties of VF and delivery by VF of a certificate to such effect signed by VF’s CEO, CFO and General Counsel; and

•	performance by VF in all material respects of all obligations required to be performed by it under the merger agreement, and delivery by VF of a certificate to such effect signed by the VF CEO and CFO.

      The merger agreement contains the following conditions to the obligations of VF:

•	true and correct representations and warranties of Vans, disregarding all qualifications relating to materiality or material adverse effect, unless the failure to be true would not have a material adverse effect, and delivery by Vans of a certificate to such effect signed by the Vans CEO and CFO;

•	performance by Vans in all material respects of all obligations required to be performed by it under the merger agreement, and delivery by Vans of a certificate to such effect signed by the Vans CEO, CFO and General Counsel;

•	no action or proceeding (or any investigation or other inquiry that would be reasonably expected to result in that action or proceeding) challenging or seeking to make illegal, to materially delay, directly or indirectly, to restrain or prohibit the consummation of the merger or seeking to obtain material damages or seeking to restrain or prohibit VF’s ownership or operation of all or any material portion of the business or assets of Vans or of VF or to compel VF to dispose of or hold separate all or any material portion of the business or assets of Vans or of VF;

•	delivery by Vans of a certification, in a form reasonably acceptable to VF, dated not more than 30 days before the effective time, that states that Vans is not, nor has been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

•	receipt of any necessary third party consents which the failure to obtain, individually or in the aggregate, would be reasonably expected to have a material adverse effect; and

•	the holders of not more than 8.5% of Vans outstanding stock shall have demanded appraisal of their shares under Delaware law.

Termination Fees and Expenses

      Vans is required to pay a termination fee equal to $10,900,000 and up to $1 million of VF’s reasonable and documented expenses incurred in connection with the transaction, in the following circumstances:

•	the Vans Board fails to make and maintain a recommendation to Vans shareholders that they approve the merger, recommends to Vans shareholders a competing acquisition proposal or decides to enter into any letter of intent or agreement accepting a superior proposal; or

•	if any of the directors, officers, investment bankers, or outside counsel of Vans willfully and materially shall (1) solicit, initiate or takes any action to facilitate the submission of any acquisition proposal; (2) engage in any discussions or negotiations with, furnish any nonpublic information relating to Vans or affords access to the business, properties, assets, books or records of Vans or otherwise cooperate in any way with, or knowingly assist or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal; (3) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Vans; or (4) enter into any agreement with respect to an acquisition proposal (other than a confidentiality agreement or as otherwise permitted in the merger agreement); other than in response to a bona fide acquisition proposal with proper notification to VF or as otherwise permitted in the merger agreement; or

•	if (1) an acquisition proposal has been publicly announced and (2)(a) the merger is not consummated by August 15, 2004 if the SEC has completed its review of Vans’ proxy statement by July 1, 2004, or November 15, 2004, in all other cases, or (b) Vans has failed to obtain shareholder approval, or (c) Vans has breached any of its representations, warranties, covenants or agreements have occurred that would cause the condition that all representations and warranties are true and correct as of the closing date (subject to the standard of material adverse effect) not to be satisfied, and such condition in not capable of being satisfied by August 15 or November 15, as the case may be; and (3) in each case within 12 months a third party acquisition event occurs.

•	A third party acquisition event is defined in the merger agreement as:

•	the acquisition of 50% or more of the consolidated assets or outstanding voting stock of Vans; a tender offer that, if consummated, would result in the offeror owning 50% or more of Vans’ stock; or a merger consolidation, business combination, sale of substantially all the assets, liquidation, dissolution or similar transaction involving Vans; or

•	the entering into a definitive agreement with respect to any such transaction.

STOCK OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information known to Vans with respect to the beneficial ownership of its common stock as of May 3, 2004 by (i) each person known by Vans to be a beneficial owner of five percent or more of Vans’ common stock, (ii) each of Vans’ current directors and executive officers and (iii) all current directors and executive officers as a group.

Name and Address	Outstanding Number of Shares(1)		Percent of Total Shares

Wells Fargo & Company	1,704,500	(2)	9.0%
420 Montgomery Street San Francisco, CA 94104
Dimensional Fund Advisors	1,239,186	(3)	6.5%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Vanguard Explorer Fund	1,034,240	(4)	5.4%
100 Vanguard Boulevard Malvern, PA 19355
Wellington Management Company, LLP	1,034,240	(5)	5.4%
75 State Street Boston MA 02109
Walter E. Schoenfeld	156,276	(6)	1.0%
Gary H. Schoenfeld	472,874	(7)	2.5%
Wilbur J. Fix	51,334	(8)	*
James R. Sulat	34,334	(9)	*
Kathleen M. Gardarian	41,501	(10)	*
Lisa M. Douglas	19,334	(11)	*
Gerald Grinstein	26,834	(12)	*
Charles G. Armstrong	35,234	(13)	*
Leonard R. Wilkens	28,034	(14)	*
Stephen M. Murray	65,459	(15)	*
Craig E. Gosselin	69,097	(16)	*
Scott Blechman	11,000	(17)	*
Dana Guidice	10,800	(18)	*
Steven A. Munn	12,000	(19)	*
Donald Petersen	10,300	(20)	*
Joseph D. Giles	31,122	(21)	*
Cheryl A. Van Doren	9,674	(22)	*
Steven J. Van Doren	43,433	(23)	*
Kevin Bailey	14,167	(24)	*
Chris D. Strain	34,730	(25)	*
All current directors and executive officers as a group (20) persons	1,177,537	(26)	6.2%

*	Represents holdings of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 17,952,232 shares of common stock outstanding as of

May 3, 2004, plus shares deemed outstanding pursuant to Rule 13d — 3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	Information based on an amendment to Schedule 13G filed by Wells Fargo & Company, dated February 13, 2004, on behalf of Wells Capital Management Incorporated and Wells Fargo Bank Minnesota, National Association.

(3)	Information based on an amendment to Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”), dated February 6, 2004. The Schedule indicates that Dimensional provides investment advice to four funds, which owns these shares. Dimensional possesses voting and/or investment power over the shares.

(4)	Information based on an amendment to Schedule 13G filed by Vanguard Explorer Fund Inc., dated February 3, 2004.

(5)	Information based on an amendment to Schedule 13G filed by Wellington Management Company, LLP (“WMC”), dated February 12, 2004, in which WMC indicated that it acts as investment adviser to clients who have the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of these shares.

(6)	Includes 5,000 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 20,000 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(7)	Includes 381,638 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 160,000 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004, and 63,764 shares of restricted stock which are subject to restrictions on transfer.

(8)	Includes 39,334 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 10,666 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(9)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 10,666 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(10)	Includes 38,501 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 10,666 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(11)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 10,666 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(12)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 10,666 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(13)	Includes 26,834 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 10,666 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(14)	Includes 25,167 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 10,666 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(15)	Represents shares that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 74,540 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(16)	Represents shares that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 49,414 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(17)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 59,000 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(18)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 23,200 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(19)	Includes 6,000 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 31,000 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(20)	Includes 9,500 shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 18,000 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(21)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 20,128 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(22)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 16,102 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(23)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 26,934 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(24)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 43,333 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(25)	Represents shares of common stock that are subject to stock options which are exercisable within 60 days of May 3, 2004. Excludes 22,770 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004.

(26)	Includes 901,958 shares that are subject to stock options which are exercisable within 60 days of May 3, 2004, and vested restricted stock awards, held by the current executive officers and directors of Vans. Excludes 639,083 shares of common stock that are subject to the same stock options which are not exercisable within 60 days of May 3, 2004 and 63,764 shares of restricted stock which are subject to restrictions on transfer.

STOCKHOLDER PROPOSALS

      Vans will hold its 2004 annual meeting of stockholders only if the merger is not consummated before the time of such meeting. Any stockholder wishing to have a proposal considered for inclusion in our 2004 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with the Corporate Secretary of Vans on or before May 28, 2004. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials or considered at the 2004 Annual Meeting. The Board of Directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in Vans’ 2004 annual meeting proxy solicitation materials.

OTHER MATTERS

      Vans knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Vans Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

FORWARD-LOOKING STATEMENTS

      This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current plans and expectations relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances. As such, these forward-looking statements involve uncertainty and risk. Statements in this proxy statement and in the documents incorporated in this proxy statement by reference with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts are hereby identified as forward-looking statements. These forward-looking statements include, without limitation, statements identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “projects”, “may”, “likely” and similar expressions. These forward-looking statements, wherever they occur in this proxy statement or the documents incorporated in this proxy statement by reference, are necessarily estimates reflecting the reasonable judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

      Certain factors that could cause our results to differ materially from those described in the forward looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site located at http://www.sec.gov. All subsequent written and oral forward looking statements concerning the proposed transaction or other matters attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward looking statement to reflect circumstances or events that occur after the date the forward looking statement is made.

ADDITIONAL INFORMATION

      Vans, Inc. and VF Corporation are each subject to the informational requirements of the Securities Exchange Act of 1934. Each company files reports, proxy statements and other information with the Securities and Exchange Commission.

      You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

      If you have questions about the special meeting or the merger with VF Corporation after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Vans, Inc., 15700 Shoemaker Avenue, Santa Fe Springs, California 90670-5515, Attention: Corporate Secretary, telephone: (562)565-8473 and email: cgosselin@vans.com.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of
April 27, 2004
among
VANS, INC.,
VF CORPORATION
and
MCGARRETT CORP.

TABLE OF CONTENTS(1)

A-i

A-ii

(1)	The Table of Contents is not a part of this Agreement.

A-iii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 27, 2004 among Vans, Inc., a Delaware corporation (the “Company”), VF Corporation, a Pennsylvania corporation (“Parent”), and McGarrett Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerSub”).

      The parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

      SECTION 1.01.     Definitions. (a) As used in this Agreement, the following terms have the following meanings:

      “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry by a Third Party relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect (and however structured), of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in that Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, material asset sale outside the ordinary course of business, joint venture, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company.

      “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with that Person.

      “Business Day” means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by law to close.

      “Code” means the Internal Revenue Code of 1986.

      “Company Balance Sheet” means the consolidated balance sheet of the Company as of May 31, 2003 and the footnotes thereto, as set forth in the Company 10-K.

      “Company Balance Sheet Date” means May 31, 2003.

      “Company Common Stock” means the common stock, $0.001 par value, of the Company.

      “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2003.

      “Delaware Law” means the General Corporation Law of the State of Delaware.

      “Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity, relating to protection of the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

      “ERISA” means the Employee Retirement Income Security Act of 1974.

      “ERISA Affiliate” of any entity means any other entity that, together with that entity, would be treated as a single employer under Section 414 of the Code.

      “Governmental Entity” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including, but not limited to, any central bank, taxing authority or transgovernmental or supranational entity or authority) or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) The New York Stock Exchange (the “NYSE”) or the NASDAQ Stock Market (“NASDAQ”).

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      “Intellectual Property Rights” means (i) inventions reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other jurisdictions throughout the world, (iii) trademarks, service marks, trade dress, logos, Internet domain name registrations, and trade names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all moral rights, renewals, extensions, reversions or restorations associated with those copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) rights in computer software (including source code, object code, firmware, operating systems and specifications), (vi) non-patentable inventions the confidentiality of which have been maintained, rights in trade secrets and, to the extent protectable as trade secrets or proprietary information, business information (including confidential pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including confidential manufacturing and production processes and techniques and research and development information), (vii) rights in industrial designs (whether or not registered), (viii) rights in databases and data collections, and (ix) all rights in all of the foregoing provided by treaties, conventions and common law.

      “Knowledge” of the Company means the actual knowledge of any officer or director of the Company or of any other individual listed on Schedule 1.01(a) (without any inquiry).

      “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person other than the Company or a Subsidiary of the Company and licensed or sublicensed to either the Company or a Subsidiary of the Company or for which the Company or a Subsidiary of the Company is the recipient of a covenant not to sue.

      “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of that property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that property or asset.

      “Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement, other than, in the case of the immediately preceding clause (i), any such effect arising out of, resulting from or caused by, (x) any change in GAAP or interpretations thereof that applies to the Company or (y) any change in economic conditions generally or in the apparel or footwear industries specifically (provided such change does not affect the Company and its Subsidiaries taken as a whole in a materially disproportionate manner).

      “1933 Act” means the Securities Act of 1933.

      “1934 Act” means the Securities Exchange Act of 1934.

      “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or a Subsidiary of the Company.

      “Permitted Liens” means (i) Liens securing liabilities which are reflected or reserved against in the Company Balance Sheet to the extent so reflected or reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings (provided adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP), (iii) mechanic’s, materialmen’s and similar Liens, and (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of the property and assets of the Company or materially interfere with the use thereof as currently used.

      “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

      “SEC” means the Securities and Exchange Commission.

      “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by that Person.

      “Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

      (b) Each of the following terms is defined in the Section set forth opposite that term:

Term	Section

1991 Plan	4.05
2000 Plan	4.05
Agreement	Preamble
Certificates	2.03
Company Affiliate	4.24
Company Proxy Statement	4.09
Company Registered Intellectual Property Rights	4.21
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Meeting	6.02
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Current SEC Documents	4.10
Effective Time	2.01
e-mail	11.01
Employee Plans	4.18
End Date	10.01
Exchange Agent	2.03
Foreign Antitrust Laws	4.03
GAAP	4.08
Indemnified Person	7.03
International Plan	4.18
Leases	4.22

Term	Section

Material Contracts	4.12
Merger	2.01
Merger Communication	8.02
Merger Consideration	2.02
Multiemployer Plan	4.18
NASDAQ	1.01(a)
NYSE	1.01(a)
Payment Event	11.04
Preferred Shares	4.05
PTO	4.21
Right	2.02
Rights Agreement	2.02
Stock Plans	4.05
Superior Proposal	6.03
Surviving Corporation	2.01
Takeover Statute	4.20
Tax Asset	4.17
Tax Return	4.17
Taxes	4.17
Taxing Authority	4.17
Third Party Acquisition Event	11.04
Title IV Plan	4.18
Transferred Employees	7.05
Uncertificated Shares	2.03
Vanstastic Plan	4.05

      SECTION 1.02.     Other Definitional and Interpretative Provisions. The words “of this Agreement”, “in this Agreement” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used but not otherwise defined in any Exhibit or Schedule shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms of this Agreement and that agreement or contract, as applicable. References to any Person include the successors and permitted assigns of that Person. Any reference in this Agreement to a statute shall be to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

      SECTION 2.01.     The Merger. (a) At the Effective Time, MergerSub shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of MergerSub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

      (b) As soon as practicable after satisfaction and/or, to the extent permitted by this Agreement, waiver of all conditions to the Merger, the Company and MergerSub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at the time (the “Effective Time”) that the certificate of merger is duly filed with the Delaware Secretary of State (or at any later time that may be specified in the certificate of merger).

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and MergerSub, all as provided under Delaware Law.

      SECTION 2.02.     Conversion of Shares. At the Effective Time,

(a) except as otherwise provided in Section 2.02(b), Section 2.04 or Section 2.05, each share of Company Common Stock that is outstanding immediately before the Effective Time, together with each preferred share purchase right (each, a “Right”) issued pursuant to the amended and restated Rights Agreement dated as of May 18, 1999 between the Company and Mellon Investor Services (formerly ChaseMellon Shareholder Services, LLC), as rights agent (the “Rights Agreement”), shall be collectively converted into the right to receive $20.55 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately before the Effective Time shall be canceled, and no payment shall be made with respect to any such share; and

(c) each share of common stock of MergerSub outstanding immediately before the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      SECTION 2.03.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed in order to ensure prompt payment to the holders of Company Common Stock pursuant to the Merger in accordance with the terms of this Agreement, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to each of Parent and the Company and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in that exchange.

      (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or any other evidence, if any, of transfer that the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the

Effective Time for all purposes only the right to receive the Merger Consideration in respect of the Company Common Stock represented thereby.

      (c) If any portion of the Merger Consideration is to be paid to a Person, other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to that payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or that Uncertificated Share shall be properly transferred and (ii) the Person requesting that payment shall pay to the Exchange Agent any transfer or other taxes required as a result of that payment to a Person other than the registered holder of that Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration that is payable in respect of those shares in accordance with this Section 2.03 after that time shall thereafter look only to Parent for payment of the Merger Consideration that is so payable without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or any earlier date, immediately before that time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent, free and clear of any claims or interest of any Person previously entitled to those amounts.

      SECTION 2.04.     Dissenting Shares. Notwithstanding Section 2.02, shares of Company Common Stock outstanding immediately before the Effective Time and held by a holder who has not voted in favor of the Merger or consented to the Merger in writing and who has demanded appraisal for those shares of Company Common Stock in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration that is payable in respect of those shares, unless that holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, each share of Company Common Stock of that Holder shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration that is payable in respect of each such share. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to those demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any of those demands.

      SECTION 2.05.     Stock Options. (a) At or immediately before the Effective Time, each employee stock option to purchase shares of Company Common Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall be canceled, and Parent shall pay or cause the Surviving Corporation to pay each holder of any such option cancelled at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of $20.55 per share of Company Common Stock over the applicable exercise price of that option by (ii) the number of shares of Company Common Stock that holder could have purchased (assuming full vesting of all options) had that holder exercised that option in full immediately before the Effective Time.

      (b) Prior to the Effective Time, the Company shall use all commercially reasonable efforts (but without the expenditure of any funds) to (i) obtain any consents from holders of options to purchase shares of Company Common Stock granted under the Company’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of that stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are reasonably necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until those necessary consents are obtained.

      SECTION 2.06.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during that period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

      SECTION 2.07.     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 any amounts that it is required to deduct and withhold with respect to the making of that payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, those amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made that deduction and withholding.

      SECTION 2.08.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that Person of a bond, in any reasonable amount that the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will issue, in exchange for that lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by that Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

      SECTION 3.01.     Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 3.02.     Bylaws. The bylaws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 3.03.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of MergerSub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as disclosed in the schedules attached to this Agreement (the “Schedules”) (it being understood and agreed by the parties that each disclosure in any such Schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken or disclosure is being made), the Company represents and warrants to Parent that:

      SECTION 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The

Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent before the date of this Agreement true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

      SECTION 4.02.     Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock that is necessary in connection with the consummation of the Merger. The Company does not have outstanding any bonds, debentures, notes or other indebtedness of the Company, the holders of which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as that enforceability may be limited by laws relating to bankruptcy, insolvency and creditors’ rights generally and by general equitable principles.

      (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated by this Agreement are advisable to the Company’s stockholders, (ii) unanimously approved this Agreement and the transactions contemplated by this Agreement and (iii) unanimously resolved (subject to Section 6.03(b)) to recommend adoption of this Agreement by its stockholders.

      SECTION 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations analogous to the HSR Act existing in foreign jurisdictions (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 4.04.     Non-Contravention. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for those contraventions, conflicts and violations referred to in clause (ii) and for those failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 4.05.     Capitalization. (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, of which 17,951,584 shares of Company Common Stock were outstanding as of the close of business on April 26, 2004 and 5,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Shares”), of which no shares were outstanding as of the close of business on April 26, 2004. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of Company Common Stock reserved for issuance, except that, as of April 26, 2004, there were 2,300,000 shares of Company Common Stock reserved for issuance pursuant to the Company’s 1991 Long-Term Incentive Plan (the “1991 Plan”), 400,000 shares of Company Common Stock reserved for issuance pursuant to the Company’s Vanstastic Employee Stock Incentive Plan (the “Vanstastic Plan”) and 2,250,000 shares of Company Common Stock reserved for issuance pursuant to the Company’s 2000 Long-Term Incentive Plan (the “2000 Plan”) (collectively, the 1991 Plan, the Vanstastic Plan and the 2000 Plan are the “Stock Plans”). Other than the Rights, there are no Preferred Shares reserved for issuance. As of April 26, 2004, there were 599,180 shares of Company Common Stock subject to outstanding options granted under the 1991 Plan, 157,114 shares of Company Common Stock subject to outstanding options granted under the Vanstastic Plan and 1,421,801 shares of Company Common Stock subject to outstanding options granted under the 2000 Plan. As of the Effective Time, there will be no more than an aggregate of 20,129,679 shares of Company Common Stock which are either then outstanding or subject to Company Stock Options which are then outstanding. The shares of Company Common Stock that may be issued pursuant to the Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company.

      (b) There are no agreements or understandings to which the Company or any of its Subsidiaries are a party with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company or any of its Subsidiaries.

      (c) Except as set forth in this Section 4.05 and except for changes since April 26, 2004 resulting from the exercise of Company Stock Options outstanding under the Stock Plans on that date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

      SECTION 4.06.     Subsidiaries. (a) Each Subsidiary of the Company is a business entity that is duly organized, validly existing and (to the extent relevant in the jurisdiction of organization) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has no Significant Subsidiaries (as defined in Regulation S-X of the 1934 Act).

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on, or required process with respect to, the right to vote, sell or otherwise dispose of that capital stock or other voting securities or ownership interests) other than restrictions imposed by federal and state securities laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its

Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

      (c) Neither the Company nor any Subsidiary has any obligation (i) under any agreement, contract or arrangement to provide any funds, capital or other assets to any Subsidiary that is not wholly owned on a fully diluted basis or (ii) to satisfy any liability or provide any funds, capital or other asset to any joint venture that has been wound down, liquidated or dissolved since May 31, 2003.

      SECTION 4.07.     SEC Filings and Sarbanes-Oxley. (a) The Company has made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended May 31, 2002 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended August 31, 2003, November 30, 2003 and February 28, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since May 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since May 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”.)

      (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superseded by a filing before the date of this Agreement, on the date of that filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date that registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Company SEC Document or necessary to make the statements in that Company SEC Document not misleading.

      (e) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

      (f) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities.

      (g) The Company and its Subsidiaries have devised and maintained systems of internal accounting control over financial reporting sufficient in all material respects to (i) in reasonable detail accurately and fairly reflect the transactions and dispositions of Company assets, and (ii) provide reasonable assurances (A) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) and that receipts and expenditures are being made only in accordance with authorization of management and directors and (B) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

      SECTION 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the

Company SEC Documents filed before the date of this Agreement fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

      SECTION 4.09.     Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements to the Company Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement to the Company Proxy Statement is first mailed to stockholders of the Company, and at the time those stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

      SECTION 4.10.     Absence of Certain Changes. Since the Company Balance Sheet Date, except as expressly disclosed in the Company 10-K or any SEC Document filed subsequent to the filing of the Company 10-K but prior to the date of this Agreement (collectively, the “Current SEC Documents”) or as may be permitted to be taken pursuant to Section 6.01 or actions expressly contemplated to be taken by this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and since the Balance Sheet Date, except as expressly disclosed in the Current SEC Documents, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset, other than in the ordinary course of business consistent with past practices;

(f) any making of any loan, advance or capital contributions to or investment in any Person, other than loans, advances or capital contributions to or investments in its wholly owned Subsidiaries in the ordinary course of business consistent with past practices;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(j) any (i) increase or change in any severance or termination pay or protection to (or amendment to any existing arrangement with) any current or former director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into any employment, deferred compensation, change of control, sale bonus or other similar agreement or any change of control, sale bonus or other plan or arrangement (or any amendment to any such existing agreement, plan or arrangement) with any director, officer or employee of the Company or any of its Subsidiaries (other than any such agreement or amendment entered into in the ordinary course of business, consistent with past practices, provided that, in the aggregate, all such new commitments shall not entail any actual or contingent liability to the Company upon termination of employment in an amount in excess of $300,000), (iii) establishment, adoption or amendment (except as required by applicable law or expressly contemplated by this Agreement) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (iv) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to those employees; or

(l) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered which would be reasonably expected to have a Material Adverse Effect.

      SECTION 4.11.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet;

(b) liabilities or obligations under this Agreement;

(c) out-of-pocket fees and expenses (including, but not limited to, any obligations to pay any such fees and expenses to Goldman, Sachs & Co. and the outside counsel, accountants and other advisors to the Company and its Subsidiaries) incurred in connection with the transactions contemplated by this Agreement;

(d) current operational liabilities or obligations incurred after the Balance Sheet Date in the ordinary course of business and consistent with past practice; provided that in no event shall any tortious, litigation, breach of contract or Intellectual Property Rights or other extraordinary liability be deemed to be a current operational liability that was incurred in the ordinary course of business;

(e) liabilities or obligations incurred in performing its obligations expressly set forth, and in compliance with (but not from any breach or default under) any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries, including any agreement, contract or other instrument that is entered into after the date of this Agreement, as long as entering into such agreement, contract or other instrument does not violate any provision of this Agreement; and

(f) other liabilities or obligations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

      SECTION 4.12.     Material Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any lease of personal property providing for annual rentals of $500,000 or more;

(ii) any agreement (other than purchase orders and currently budgeted store openings and store remodelings, in each case in the ordinary course of business) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $500,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $1,000,000 or more;

(iii) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets (other than sales of inventory pursuant to purchase orders of third parties in the ordinary course of business) that provides for either (A) annual payments to the Company and its Subsidiaries of $500,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $1,000,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business or of any material assets outside of the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any Subsidiary has any ongoing material rights or obligations;

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(vii) any material franchise or similar agreement that is not terminable on 90 days’ notice or less;

(viii) any material agency, dealer or sales representative agreement that is not terminable on 90 days’ notice or less;

(ix) any agreement that (A) limits or purports to limit the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Subsidiaries after the Effective Time, (B) grants any exclusive license or supply or distribution agreement or right or other exclusive rights or (C) grants any “most favored nation” or similar rights;

(x) any agreement for material Licensed Intellectual Property Rights;

(xi) any agreement that grants material rights to or materially restricts the rights of the Company or its Subsidiaries in the material Owned Intellectual Property Rights (excluding purchase orders entered into in the ordinary course of business but including all grants of exclusive licenses);

(xii) any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

(xiii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

      (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section (collectively, the “Material Contracts”) is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for such failure to be in full force and effect and such breaches and defaults which, in the aggregate, would not be reasonably expected to have a Material Adverse Effect. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been made available to Parent.

      SECTION 4.13.     Compliance with Laws and Court Orders. Except as expressly disclosed in the Current SEC Documents, the Company and each of its Subsidiaries is and since January 1, 2001 has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 4.14.     Litigation. Except as expressly disclosed in the Current SEC Documents, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee (in such officer’s, director’s or employee’s capacity as such) of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any other Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 4.14 lists each action, suit and proceeding pending on the date of this Agreement involving an amount in controversy greater than $250,000 (or that is otherwise material), against the Company, any of its Subsidiaries, any of its present or former directors, officers or employees or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or by or before any other Governmental Entity.

      SECTION 4.15.     Finders’ Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Parent in its entirety, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

      SECTION 4.16.     Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

      SECTION 4.17.     Taxes. (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all of those Tax Returns were, at the time of filing, true and complete in all material respects.

      (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown as due and payable on such filed Tax Returns referred to in subsection (a), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

      (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended May 31, 1997 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

      (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Asset.

      (e) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      (f) Schedule 4.17(f) contains a list, as of the date of this Agreement, of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

      (g) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

      (h) Neither the Company nor any of its Subsidiaries is party to any tax sharing agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”.

      (i) “Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid by or on behalf of the Company or any of its Subsidiaries), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

      SECTION 4.18.     Employee Benefit Plans and Labor Matters. (a) Schedule 4.18(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director, officer or independent contractor or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of those plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Those plans are referred to collectively in this Agreement as the “Employee Plans”.

      (b) Neither the Company nor any ERISA Affiliate nor to the Knowledge of the Company any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA with such exceptions as would not be reasonably expected to have any material liability for the Company, the Surviving Corporation or their respective Affiliates.

      (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

      (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for that determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to that Employee Plan with such exceptions as would not be reasonably expected, individually or in the aggregate, to have any material liability for the Company, the Surviving Corporation or their respective Affiliates. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected, individually or in the aggregate, to have any material liability for the Company, the Surviving Corporation or their respective Affiliates.

      (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any director, officer, employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Schedule 4.18(e) sets forth, opposite the name of each person listed in that schedule, the maximum bonus payment to which that person may be entitled in respect of the Company’s fiscal year ending May 31, 2004 under the Company’s CEO Bonus Plan, 2004 Bonus Plan, Long-Term Executive Bonus Plan and any other bonus plan or arrangement.

      (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or as may be required under other applicable law.

      (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining that Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended May 31, 2003.

      (h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date of this Agreement, have been discharged, paid or accrued in accordance with ordinary Company practice.

      (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official with such exceptions as would not be reasonably expected, individually or in the aggregate, to have any material liability for the Company, the Surviving Corporation or their respective Affiliates.

      (j) The Company has no material Employee Plan that principally covers non-U.S. employees.

      (k) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, material dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. There are no campaigns being conducted to solicit cards from Company employees to authorize representation by an labor organization or other proposed bargaining unit representative.

      (l) Since January 1, 2000, neither the Company nor any of its Subsidiaries has closed any facility or work site used in the business of the Company or any of its Subsidiaries or effectuated any material employee layoffs or down-sizing or implemented any early retirement, separation or window program or announced any such action or program that has triggered any WARN Act requirements or similar state or foreign labor laws.

      SECTION 4.19.     Environmental Matters. (a) Except as expressly set forth in the Company SEC Documents or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance during the past five years with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

      (b) There has been no environmental investigation, study, audit, test, review or other analysis in the possession of the Company that has been prepared in the past ten years concerning the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date of this Agreement.

      (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut, that in any such case is subject to the environmental transfer acts of either such state.

      (d) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is deemed by operation of law to be a corporate predecessor of the Company or any of its Subsidiaries.

      SECTION 4.20.     Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated by this Agreement from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other anti-takeover or similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to any of those transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated by this Agreement.

      (b) The Company has amended the Rights Agreement to provide that Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Rights will not separate from the shares of Company Common Stock or become exercisable solely as a result of entering into this Agreement, or consummation of the Merger and/or the other transactions contemplated by this Agreement. The Company has taken all other action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

      SECTION 4.21.     Intellectual Property. (a) Schedule 4.21(a)(i) contains a true and complete list of patents, registered copyrights, registered trademarks, registered service marks, Internet domain name registrations and any applications for registrations for any of the foregoing included in the Owned Intellectual Property Rights (collectively, the “Company Registered Intellectual Property Rights”), specifying as to each such Intellectual Property Right, as applicable, (i) the owner of such Intellectual Property Right, (ii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (iii) the registration or application numbers thereof. Schedule 4.21(a)(ii) contains a true and complete list of all pending inter-parties proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (“PTO”) or equivalent authority anywhere in the world) involving the Company or any Subsidiary of the Company and Company Registered Intellectual Property Rights, specifying as to each, the Company Registered Intellectual Property Right at issue, the name of the counterparty, the jurisdiction, the filing date and the status. Neither the Company nor a Subsidiary of the Company incorrectly has claimed “small business status” in application for any U.S. patents which are Company Registered Intellectual Property Rights.

      (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to conduct the business of the Company and any Subsidiary of the Company as currently conducted by the Company or the Subsidiary of the Company except, individually or in the aggregate, as would not be reasonably expected to have an Material Adverse Effect. All material Company Registered Intellectual Property Rights are owned exclusively by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of Company’s or the Company’s Subsidiaries’ rights, as of the date hereof, in material Owned Intellectual Property Rights or material Licensed Intellectual Property Rights.

      (c) All of the material Company Registered Intellectual Property Rights are valid and enforceable.

      (d) There are no contracts, licenses or agreements between the Company or a Subsidiary of the Company and any other Person wherein or whereby the Company or a Subsidiary of the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability in connection with any Intellectual Property Right that could, individually or in the aggregate, result in a Material Adverse Effect. Schedule 4.21(d) lists all pending warranty claims asserted in writing by any Third Party against the Company or a Subsidiary of the Company that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

      (e) Neither the Company nor a Subsidiary of the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party except, individually or in the aggregate, as would not be reasonably expected to have an Material Adverse Effect. There is no claim, action, suit or proceeding asserted, or to the Knowledge of the Company threatened in writing, against the Company or a Subsidiary of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or a Subsidiary of the Company in any of the material Owned Intellectual Property Rights, the Company Registered Intellectual Property Rights or the material Licensed Intellectual Property Rights, (ii) alleging that the use by the Company or a Subsidiary of the Company of the material Owned Intellectual Property Rights, the Company Registered Intellectual Property Rights or the material Licensed Intellectual Property Rights does or may misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or breach any obligation owed to a Third Party with respect to such party’s Intellectual Property Rights or (iii) alleging on or after April 26, 2001 that the Company or a Subsidiary of the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party. Neither the Company nor a Subsidiary of the Company has received any written offer on or after April 26, 2001 for a license of Intellectual Property Rights, including, but not limited to, patent rights, from any Third Party in connection with a written allegation by such Third Party giving rise to a reasonable apprehension of suit that the Company or a Subsidiary of the Company has misappropriated or infringed any of the Intellectual Property Rights of such Third Party.

      (f) To the Knowledge of the Company, there is no reasonable basis (including any prior use, application or registration) that would prevent the Company from obtaining trademark registrations for each of the

VANS, SWITCH, PRO-TEC, OFF THE WALL, VANS OFF THE WALL and TRIPLE CROWN, marks in International Classes 9, 18, 25, 28, 35 and 41 (or corresponding national classes) for footwear, clothing, equipment and accessories as reasonably required to conduct its business materially as currently conducted in each of the United States, Canada, the European Union, Mexico, Japan, South Korea, Switzerland, People’s Republic of China, Chile, Russia, Australia and New Zealand.

      (g) The Company or a Subsidiary of the Company holds its rights to the material Owned Intellectual Property Rights and the material Licensed Intellectual Property Rights free and clear of any Lien, other than restrictions contained in agreements for the Licensed Intellectual Property Rights. The Company and all of the Company’s Subsidiaries have taken actions reasonably necessary to maintain and protect all material Intellectual Property Rights and Company Registered Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

      (h) To the Knowledge of the Company, within three (3) years prior to the date of this Agreement, no Person has infringed, misappropriated, breached or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Rights (other than nonexclusively Licensed Intellectual Property Rights) except, individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect.

      (i) The Company and all of the Company’s Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of (i) all of the Company’s and Company’s Subsidiaries’ confidential information and trade secrets (ii) information received from Third Parties which the Company or a Subsidiary of the Company is obligated to treat as confidential. To the Knowledge of the Company, none of the material Intellectual Property Rights of the Company or of a Subsidiary of the Company, the value of which to the Company or a Subsidiary of the Company is contingent upon maintaining the confidentiality thereof, has been disclosed other than pursuant to written confidentiality agreements.

      (j) The Company and all of the Company’s Subsidiaries have taken reasonable steps in accordance with normal industry practice to secure from all parties who have created any material portion of the Owned Intellectual Property Rights valid and enforceable written assignments of any such work or other rights to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee who contributes to the development of the Company’s Intellectual Property Rights to execute proprietary information, confidentiality and assignment agreements substantially in the form of the Company’s standard forms.

      (k) Except, individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect no (i) product, technology, service or publication provided to the public by the Company or a Subsidiary of the Company, (ii) material published or distributed to the public by the Company or a Subsidiary of the Company, or (iii) conduct or statement of the Company or a Subsidiary of the Company directed to the public, constitutes obscene material, a defamatory statement or false advertising.

      SECTION 4.22.     Properties. The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect. Schedule 4.22(a) correctly describes by common address all real property owned by the Company or any Subsidiary, and such real property is owned free and clear of all Liens, except for Liens disclosed in the Company SEC Documents and Permitted Liens. Schedule 4.22(b)(1) contains a correct and complete list of all properties in which the Company or a Subsidiary holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property (collectively, the “Leases”). The Company has made available to Parent true and complete copies of the Leases listed in Schedule 4.22(b)(2). All Leases are in full force and effect and have not been further modified or amended, and there exists no default under any such Lease by the Company or any such Subsidiary, nor any event which with notice or lapse of time or both would constitute a default under any such Lease by the Company or any such Subsidiary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Leases permit the landlord under any such Lease to terminate that Lease at will and, in connection with that termination, require the tenant under that Lease to pay any termination fee, accelerated rent or other similar charge.

      SECTION 4.23.     Insurance.

      (a) Attached as Schedule 4.23 to this Agreement is a list of all material insurance policies, fidelity bonds and self-insurance arrangements relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (i) all premiums payable under all such policies and bonds have been timely paid in all material respects and the Company and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all of those policies and bonds, and (ii) such policies and bonds provide sufficient coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets.

      (b) There is no material claim by the Company or any of its Subsidiaries pending under any of those policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of those policies or bonds or in respect of which those underwriters have reserved their rights.

      SECTION 4.24.     Transactions with Affiliates. Except as expressly disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other “affiliate” (as defined in Rule 405 promulgated under the Securities Act) of the Company or its Subsidiaries (each, a “Company Affiliate”) or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K. Schedule 4.24 sets forth a complete list of each contract, agreement or arrangement to which the Company or its Subsidiaries is a party or bound with any Company Affiliate.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company that:

      SECTION 5.01.     Corporate Existence and Power. Each of Parent and MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not materially impair or delay the ability of Parent to consummate the transactions contemplated by this Agreement.

      SECTION 5.02.     Corporate Authorization. The execution, delivery and performance by Parent and MergerSub of this Agreement, and the consummation by Parent and MergerSub of the transactions contemplated by this Agreement, are within the corporate powers of Parent and MergerSub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and MergerSub enforceable in accordance with its terms, except as that enforceability may be limited by laws relating to bankruptcy, insolvency and creditors’ rights generally and by general equitable principles.

      SECTION 5.03.     Governmental Authorization. The execution, delivery and performance by Parent and MergerSub of this Agreement, and the consummation by Parent and MergerSub of the transactions contemplated by this Agreement, require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, and (iv) any actions or filings the absence of which would not materially impair or delay the ability of Parent and MergerSub to consummate the transactions contemplated by this Agreement.

      SECTION 5.04.     Non-Contravention. The execution, delivery and performance by Parent and MergerSub of this Agreement, and the consummation by Parent and MergerSub of the transactions contemplated by this Agreement, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or MergerSub, (ii) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for those contraventions, conflicts and violations referred to in clause (ii) and for those failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not materially impair or delay the ability of Parent and MergerSub to consummate the transactions contemplated by this Agreement.

      SECTION 5.05.     Disclosure Documents. None of the information provided or to be provided in writing by Parent for inclusion in the Company Proxy Statement or any amendment or supplement to the Company Proxy Statement, at the time the Company Proxy Statement or any amendment or supplement to the Company Proxy Statement is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in any such document, in the light of the circumstances under which they were made, not misleading.

      SECTION 5.06.     Finders’ Fees. Except for Wachovia Securities, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

      SECTION 5.07.     Financing. Parent has sufficient cash, available lines of credit or other sources of immediately available funds to satisfy its obligations under this Agreement and in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

      The Company agrees that:

      SECTION 6.01.     Conduct of the Company. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business, (iii) keep available the services of its officers and key employees, and (iv) maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in Schedule 6.01 or as expressly contemplated by this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any Company Subsidiary to:

(a) amend the Company’s articles of incorporation or by-laws;

(b) split, combine or reclassify any shares of capital stock of the Company or any less than wholly owned Company Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Company Subsidiary, except for regular dividends by less than wholly owned Company Subsidiaries on a pro rata basis to the equity owners thereof;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options that are outstanding under the Stock Plans on the date of this Agreement in accordance with the present terms of those options or (ii) amend any term of any outstanding Company Security or Subsidiary Security;

(d) other than in connection with transactions permitted by Section 6.01(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget for the Company and the Company Subsidiaries attached as Schedule 6.01(d) and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, other than in the ordinary course of business of the Company and the Company Subsidiaries in a manner that is consistent with past practice;

(f) other than sales in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise transfer, any assets having a fair market value exceeding $100,000 in any one transaction or $250,000 in the aggregate;

(g) other than in connection with actions permitted by Section 6.01(d), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than pursuant to any existing contract with or other legal obligation to that Person or in the ordinary course of business consistent with past practice or (ii) create, incur, assume, suffer to exist or otherwise be liable with respect to, any indebtedness or guarantees thereof having an aggregate principal amount outstanding at any time greater than $1,000,000;

(h) (i) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Company, any Company Subsidiary, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any territory or location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Contract of the Company or any Company Subsidiary (other than any termination pursuant to the lapse of the term of any such Material Contract) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary;

(i) (i) other than across-the-board increases to non-executive employees in the ordinary course of business consistent with past practices, increase the amount of compensation of any director or executive officer or, except as required by an existing agreement, make any increase in any employee benefits, (ii) other than pursuant to the terms of any existing Employee Plan or as may be required by applicable law, grant any severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary, (iii) enter into any new employment contract or arrangement, (iv) adopt any additional employee benefit plan or make any contribution to any existing such plan, other than the minimum contributions required by law, (v) amend in any material respect any Employee Plan or

(vi) enter into or amend any agreement, contract or arrangement with any current or former director, officer, employee (or any individual hired in any such capacity) or commit to provide any payment to any such individual that would have been required to be disclosed on Schedule 4.18(e) if any such commitment existed on or before the date of this Agreement;

(j) change the Company’s methods of accounting, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants;

(k) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Company Subsidiary involving an amount in controversy that is greater than $250,000 for any individual matter or $500,000 for all such matters (or that seeks equitable relief that is material to the Company and its Subsidiaries, taken as a whole);

(l) knowingly take any action that would make any representation or warranty of the Company in this Agreement that is qualified by materiality or Material Adverse Effect inaccurate; or, with regard to any representation or warranty that is not so qualified, inaccurate in any material respect, at, or as of any time before, the Effective Time; or

(m) agree, resolve or commit to do any of the foregoing;

provided that the limitations set forth in Section 6.01(a) through 6.01(m) shall not apply to any action, transaction or event occurring exclusively between the Company and any wholly owned Company Subsidiary or between any wholly owned Company Subsidiaries.

      SECTION 6.02.     Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with that meeting, the Company shall (i) promptly prepare and file with the SEC, use all commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for that meeting, (ii) use all commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated by this Agreement and (iii) otherwise comply with all legal requirements applicable to that meeting.

      SECTION 6.03.     No Solicitation; Other Offers. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate the submission of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement in compliance with Section 6.03(b)(ii) or a letter of intent or any agreement or contract accepting any Superior Proposal in accordance with Section 10.01(d)).

      (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) subject to the Company’s compliance with Sections 6.03(a) and 6.03(c), engage in negotiations or discussions with any Third Party that submits a bona fide, unsolicited written Acquisition Proposal that the Board of Directors reasonably believes will lead to a Superior Proposal, (ii) furnish to that Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of March 3, 2004 between the Company and Parent (the “Confidentiality Agreement”) (a copy of which shall be provided to Parent), (iii) following receipt of any such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02 of this Agreement or fail to call the Company Stockholder Meeting in accordance with Section 6.02 of this Agreement and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iv) only if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that such action is likely to be required in order for its directors to comply with their fiduciary duties under applicable law. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

      (c) The Board of Directors of the Company shall not take any of the actions referred to in Sections 6.03(b)(i) through (b)(iv) unless the Company shall have delivered to Parent, no later than substantially contemporaneously with the taking of that action, a written notice advising Parent that it is taking (or intends to take) that action, and the Company shall continue to keep Parent reasonably current with any developments after taking that action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (other than such components of such businesses, properties or assets that are generally accessible to the public) by any Third Party that has made, an Acquisition Proposal. The Company shall provide that notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed in all material respects, on a prompt basis, of the status and material details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use all commercially reasonable efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all of that information.

      (d) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith, after considering the advice of its outside counsel and a financial advisor of nationally recognized reputation and taking into account all of the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is (i) reasonably likely to be consummated and (ii) would, if consummated, result in a transaction more favorable to all of the Company’s stockholders from a financial point of view than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

      SECTION 6.04.     Tax Matters. (a) From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission, considered in the aggregate, would have the effect of materially increasing the Tax liability or reducing any Tax Asset of the Company or any of its Subsidiaries.

      (b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period ending prior to or as of the Effective Time.

      (c) All transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all of those Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

      SECTION 6.05.     Intellectual Property Rights. (a) Except as may be consented to in writing by Parent, after the date of this Agreement and before the Effective Time:

(i) the Company and its Subsidiaries will make payments and take such other actions as are reasonably necessary to maintain material Company Registered Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing such material Company Registered Intellectual Property Rights, provided that the Company shall not be obligated to do so in any instance in which the Company deems such action unnecessary or inadvisable in its reasonable business judgment not inconsistent with past practices;

(ii) the Company and its Subsidiaries will provide information to Parent upon the Parent’s reasonable written request about the status of any pending applications for material Company Registered Intellectual Property Rights and, subject to compliance with any anti-trust or other legal requirements, allow Parent to provide instruction and direction as to the prosecution of such applications in a timely manner so as not to hinder or unduly delay or inconvenience the Company’s prosecution activities; and

(iii) neither the Company nor any of its Subsidiaries will license or will commit to license any of the material Owned Intellectual Property Rights or the material Licensed Intellectual Property Rights, except in the ordinary course of business not inconsistent with past practices.

      (b) Prior to the Effective Time, the Company will provide Parent with a list of actions that to the Knowledge of the Company (but for the avoidance of doubt excluding knowledge merely of outside counsel or other third person representatives of the Company or its Subsidiaries) must be taken by the Company or any Subsidiary of the Company within sixty (60) calendar days immediately following the Effective Time, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property Rights.

      (c) For purposes of Sections 4.21 and 6.05, each trademark (viewing all rights therein and registrations and applications for registration therefor in the aggregate and taken as a whole in each of the United States, Canada, the European Union, Mexico, Japan, South Korea, Switzerland, People’s Republic of China, Chile, Russia, Australia and New Zealand) identified in the following list shall be deemed “material”: VANS, SWITCH, PRO-TEC, OFF THE WALL, VANS OFF THE WALL and TRIPLE CROWN.

ARTICLE 7

COVENANTS OF PARENT

      Parent agrees that:

      SECTION 7.01.     Obligations of MergerSub. Parent shall take all action necessary to cause MergerSub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 7.02.     Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

      SECTION 7.03.     Indemnification; Directors’ and Officers’ Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless any Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an “Indemnified Person”) from and against, and defend any Indemnified Person from and reimburse any Indemnified Person for, (i) any and all losses, claims, damages, out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees), fines, liabilities and judgments and amounts that are paid in settlement arising out of or in connection with any claim, action, suit, proceeding or investigation (A) to the extent based on, or arising out of, the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time or (B) to the extent based on, or arising out of, or pertaining to, this Agreement or the transactions contemplated hereby and (ii) without limitation to clause (i), but only to the extent based on, arising out of, or pertaining to, the matters described in the immediately preceding clauses (A) and (B), to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement, or any applicable indemnification agreement or other document providing for indemnification in existence on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Surviving Corporation will, and the Parent will cause the Surviving Corporation to, pay all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) of each Indemnified Person incurred in defending against or investigating any such claim, action, suit, investigation or proceeding with respect to which such Indemnified Person is seeking indemnification hereunder promptly after being invoiced therefor (subject to having received an undertaking from such Indemnified Person to reimburse such expenses if it is subsequently determined that the Indemnified Person is not entitled to indemnification under applicable law).

(b) Parent shall be jointly and severally liable with the Surviving Corporation for the performance of the Surviving Corporation’s obligations under this Section 7.03.

(c) Upon receipt by an Indemnified Person of actual notice of a claim, action or proceeding against such Indemnified Person in respect of which indemnity may be sought pursuant to this Section 7.03, such Indemnified Person shall promptly notify the Surviving Corporation with respect thereto. In addition, an Indemnified Person shall promptly notify the Surviving Corporation after any action is commenced (by way of service with a summons or other legal process giving information as to the nature and basis of the claim) against such Indemnified Person. In any event, failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation or Parent from any liability which the Surviving Corporation or Parent may have on account of this indemnity or otherwise, except to the extent the Surviving Corporation shall have been materially prejudiced by such failure. The Surviving Corporation may, at its election (such election to be made within 30 days of receipt of the summons or other legal process referred to above), and, if requested by an Indemnified Person, shall (within 30 days of receipt of a request thereto), assume the defense of and control any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the fees and expenses of such counsel, in which event, except as provided below, the Surviving Corporation shall not be liable for the fees and expenses of any other counsel retained by an Indemnified Person in connection with such litigation or proceeding. The Indemnified Person may assume the defense of and control any such litigation or proceeding if within the applicable period specified in the immediately preceding sentence the Surviving Corporation shall not assume the defense of such matter. In the case of any proceeding or litigation the defense and control of which the Indemnified Person shall have assumed in accordance with this Section 7.03(c), (i) the Indemnified Party may retain its own counsel, (ii) the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, pay all reasonable and documented fees and expenses of such counsel promptly after receipt of any invoices with respect thereto (subject to having received an undertaking from such Indemnified Person to reimburse such expenses if it is subsequently determined that the Indemnified Person is not entitled to indemnification under applicable law), and (iii) the Surviving Corporation shall use reasonable efforts to assist in the defense of any such matter. In any such litigation or proceeding the defense of which the Surviving Corporation shall have so assumed, any Indemnified Person shall have the right to participate in (but not control) such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless representation of both parties by the same counsel would, in the good faith opinion of outside counsel to the Surviving Corporation, be inappropriate due to actual or potential differing interests between the Surviving Corporation and such Indemnified Person (in which case the reasonable and documented fees and expenses of separate counsel for that Indemnified Person shall also be borne and paid by the Surviving Corporation). In any litigation or proceeding of which the Surviving Corporation shall have assumed the defense in which equitable relief or criminal penalties are sought, the Surviving Corporation shall not settle such matter without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed), and no Indemnified Person shall be required to agree to settle such matter unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability arising out of or in connection with such matter, (y) does not include any admission of fault, culpability or a failure to act by, or on behalf of, such Indemnified Person or payment of any money by such Indemnified Person and (z) does not result in the imposition against such Indemnified Person of injunctive or other equitable relief. The Surviving Corporation shall not be liable for any settlement of any litigation or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Surviving Corporation agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment to the extent that such Indemnified Person is entitled to such indemnification under this Section 7.03; provided that, if the Surviving Corporation shall not have assumed the defense of any litigation or proceeding, the Indemnified Person may settle any such litigation or proceeding with the consent of the Surviving Corporation (which consent shall not be unreasonably withheld or delayed), in which case the Surviving Corporation shall be liable for such settlement and promptly indemnify the Indemnified Person from and against any liability by reason of such settlement.

(d) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of that policy in effect on the date of this Agreement (to the extent that those terms are reasonably available in the directors’ and officers’ insurance market at that time); provided that, in satisfying its obligation under this Section 7.03, the Surviving Corporation shall not be obligated to pay an aggregate premium amount in excess of the aggregate amount set forth in Schedule 7.03(d).

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of that consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.03.

(f) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights to indemnification and exculpation of personal liability that such Person may have under the certificate of incorporation or bylaws of the Company or the certificate of incorporation or bylaws of any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

      SECTION 7.04.     Delisting and Deregistration. The Surviving Corporation shall use all commercially reasonable efforts to cause the Company Common Stock to be no longer quoted on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

      SECTION 7.05.     Employee Matters. (a) Parent shall cause the Surviving Corporation and/or any of its Subsidiaries, as applicable, effective on and after the Effective Time, to honor and assume and agree to perform the obligations of the Company or any of its Subsidiaries under the Employee Plans and all employment, severance, termination, change of control, consulting and collective bargaining agreements to which the Company or any Subsidiary is a party, in each case, to the extent the Company or any of its Subsidiaries would have been required to perform such plan or agreement.

      (b) Parent agrees that, for at least one year following the Effective Time, subject to applicable law, Parent will provide, or cause to be provided, to the individuals who are employees of the Company and its Subsidiaries as of the Effective Time (the “Transferred Employees”) benefits materially no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees or, at the election of Parent, materially no less favorable, in the aggregate, than the benefits provided from time to time to similarly situated employees of Parent and its Subsidiaries (other than any stock option or other equity based incentive plan currently provided by the Company) and Parent shall cause to be provided to any Transferred Employee who is terminated during the one-year period following the Effective Time, severance benefits no less favorable than those described in Schedule 4.18(a). Notwithstanding the foregoing, nothing herein shall otherwise limit Parent’s right to amend, modify or terminate any Employee Plan.

      (c) Parent agrees that each employee of the Company and its Subsidiaries will receive service credit for all periods of employment with the Company and its Subsidiaries or any predecessors thereto prior to the Effective Time for purposes of participation eligibility and vesting under any employee benefit plan of Parent or its Affiliates in which such employee participates after the Effective Time to the extent that such service was recognized under any analogous Employee Plan of the Company or its Subsidiaries in effect immediately prior to the Effective Time (but not for other purposes, including, but not limited to, benefit accruals, benefit determinations or eligibility for early retirement or special separation programs).

      (d) For purposes of each new or existing employee benefit plan of Parent or its Affiliates providing medical, dental, pharmaceutical or vision benefits to any employee of the Company or its Subsidiaries, Parent or its Affiliates shall cause all pre-existing condition exclusions and actively-at-work requirements of such new or existing employee benefit plan of Parent or its Affiliates to be waived for such employee and his or her covered dependents, to the extent such exclusions were not applicable or requirements were waived under the corresponding Employee Plan, and Parent or its Affiliates shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such employee’s participation in the corresponding new or existing employee benefit plan of Parent or its Affiliates begins to be taken into account under such new or existing employee benefit plan of Parent or its Affiliates for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new or existing employee benefit plan.

      (e) Nothing in this Section 7.05 will be or be deemed to be for the benefit of or enforceable by, any person who is not a party hereto, including, without limitation, any employee of the Company, the Surviving Corporation or any of their respective Affiliates or shall be deemed to limit the Surviving Corporation’s or its Affiliates’ ability to modify or eliminate any Employee Plan.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

      The parties to this Agreement agree that:

      SECTION 8.01.     All Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that for these purposes, all commercially reasonable efforts of any of the Company, Parent and/or MergerSub shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement or agreeing to any order regarding antitrust matters in connection with any objections of any Governmental Entity to the transactions contemplated by this Agreement or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any material portion of its and/or its Subsidiaries’ (or the Surviving Corporation’s) business, assets or properties.

      (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within 10 Business Days of the date of this Agreement and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

      SECTION 8.02.     Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking those actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

      (b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement, each time before that document (or any amendment or supplement thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by that party and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

      (c) Before any Merger Communication of Parent, the Company or any of their respective “participants” (as defined in Item 4 of Schedule 14A of the 1934 Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Parent, the Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) provide the other such party and its counsel with a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the 1934 Act, as applicable. Parent and MergerSub or the Company, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of Company Common Stock, could reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the 1934 Act) in favor of the Merger.

      SECTION 8.03.     Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation.

      SECTION 8.04.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      SECTION 8.05.     Access to Information. From the date of this Agreement until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company shall, upon reasonable notice, (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonably full access to the offices, properties, books and records of the Company (including access to perform physical examinations and to take samples of the soil, ground water, air, products or other areas as desired by that other party), (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives all financial and operating data and other information as those Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation; provided that the foregoing shall not require the Company (A) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (B) to disclose any attorney-client privileged information of the Company or any of its Subsidiaries. Any investigation pursuant to this Section shall be conducted in a manner so as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

      SECTION 8.06.     Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.13, 4.14, 4.17, 4.18, 4.19, or 4.21, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 9.02(a) not to be satisfied; and

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      SECTION 8.07.     Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions

ARTICLE 9

CONDITIONS TO THE MERGER

      SECTION 9.01.     Conditions to Obligations of Each Party. The obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

(b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(c) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and (ii) all approvals, consents, actions, notices and filings that are required to have been obtained, taken or made under all other Foreign Antitrust Laws in order to consummate the Merger shall have been obtained, taken or made; and

(d) the Company shall have filed its definitive Company Proxy Statement in accordance with the provisions of the 1934 Act, and the SEC shall not have initiated an enforcement action or otherwise sought to prevent the solicitation of proxies with regard to the Merger.

      SECTION 9.02.     Conditions to the Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or before the Effective Time, (ii) the representations and warranties of the Company that are contained in this Agreement and in any certificate or other writing delivered by the Company pursuant to this Agreement, disregarding all qualifications contained herein or therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Effective Time, as if made at and as of that time (except to the extent those representations and warranties expressly relate to an earlier date, in which case as of that earlier date), provided that the condition set forth in this 9.02(a)(ii) shall only be deemed to have not been satisfied if the failure of any such representation(s) and warranty(ies) to be so true and correct has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) no event, occurrence, development or state of circumstances or facts shall have occurred or arisen that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iv) Parent shall have received a certificate signed by the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that would be reasonably expected to result in that action or proceeding) by any Governmental Entity or by any other Person before any court or other Governmental Entity, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole;

(c) there shall not have been after the date of this Agreement any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Merger and any applicable waiting periods under the Foreign Antitrust Laws, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) or (ii) of paragraph (b) above;

(d) the Company shall have delivered a certification, in a form reasonably acceptable to Parent and the Company, dated not more than 30 days before the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

(e) All consents, approvals, assignments, waivers, authorizations or other certificates from third parties respecting which the failure to obtain, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect shall have been duly executed by such third parties.

(f) The holders of not more than 8.5% of the outstanding shares of Company Common Stock shall have demanded appraisal of their shares in accordance with Delaware Law.

      SECTION 9.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and MergerSub contained in this Agreement and in any certificate or other writing delivered by Parent or MergerSub pursuant to this Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of that time, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

      SECTION 10.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before (A) August 15, 2004 if the SEC has completed its review of the Company Proxy Statement by July 1, 2004 or (B) November 15, 2004 in all other cases (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is a proximate cause of the failure of the Merger to be consummated by that time;

(ii) (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or (B) any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company, MergerSub or Parent from consummating the Merger is entered;

(iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company’s stockholders at the Company Stockholder Meeting (or any adjournment of that meeting); or

(iv) as permitted by Section 6.03, at any time before the approval and adoption of this Agreement and the Merger by the stockholders of the Company, (A) the Board of Directors of the Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholder Meeting in accordance with Section 6.02, (B) the Board of Directors of the Company shall have approved or publicly recommended any Acquisition Proposal or (C) the Company shall have decided to enter into any letter of intent or any agreement or contract accepting any Superior Proposal, provided that (x) the Company shall have paid any amounts due pursuant to Sections 11.04(b) and 11.04(c) in accordance with the terms, and at the times, specified in those Sections, and (y) in the case of any such termination by the Company, (i) the Company notifies Parent, in writing at least 5 Business Days before that termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of that agreement, and (ii) Parent does not make, within 5 Business Days of receipt of that written notification, an offer that would reasonably be concluded to be at least as favorable to the stockholders of the Company as that Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during that 5-Business Day period.

(c) by Parent, if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (ii) any of the directors, officers, investment bankers, or outside counsel of the Company shall have committed any willful and material breach of Section 6.03.

(d) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or MergerSub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and that condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of that termination to the other party.

      SECTION 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party or any of its Affiliates (or any stockholder, director, officer, employee, agent, consultant or representative of that party or any of its Affiliates) to the other party to this Agreement; provided that, if that termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of any party to perform a covenant of this Agreement, that party shall be fully liable for any and all liabilities and damages incurred or suffered by the other part(ies) as a result of that failure. The provisions of this Section 10.02 and Sections 10.02, 11.04, 11.05, 11.06, 11.07 and 11.08 shall survive any termination of this Agreement pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

      SECTION 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of that e-mail is requested and received) and shall be given as follows:

       if to Parent or MergerSub, to:

VF Corporation
105 Corporate Center Blvd.
Greensboro, NC 27408

Attention:	Candace S. Cummings,

Vice President — Administration,
General Counsel and Secretary
Facsimile No.: (336) 424-7696
E-mail: candace cummings@vfc.com

       with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: John D. Amorosi

Facsimile No.:	(650) 752-2111

(212) 450-3010
E-mail: amorosi@dpw.com

       if to the Company, to:

Vans, Inc.
15700 Shoemaker Avenue
Santa Fe Springs, CA 90670
Attention: General Counsel
Facsimile No.: (562) 565-8413
E-mail: cgosselin@vans.com

       with a copy to:

Sullivan & Cromwell LLP
1888 Century Park East
Suite 2100
Los Angeles, CA 90067
Attention: Alison Ressler
Facsimile No.: (310) 712-8800
E-mail: resslera@sullcrom.com

or to any other address or facsimile number as that party may hereafter specify for the purpose by notice to the other parties to this Agreement. All of those notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received before 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

      SECTION 11.02.     Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Effective Time, except for the agreements set forth in Section 7.03.

      SECTION 11.03.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived before the Effective Time if, but only if, that amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 11.04.     Expenses. (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring that cost or expense. Notwithstanding the foregoing, Parent and the Company each shall pay 50% of any fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in respect of the printing, filing and mailing of the Proxy Statement and any amendments or supplements thereto.

      (b) If a Payment Event occurs, the Company shall (i) pay Parent (by wire transfer of immediately available funds) simultaneously with the occurrence of that Payment Event, or otherwise within two Business Days following that Payment Event, a fee of $10,900,000 (the “Termination Fee”) and (ii) reimburse Parent promptly (but in any event within two Business Days of receipt of any invoice(s) therefor) for all of its reasonable and documented, out-of-pocket expenses incurred in connection with the transactions contemplated hereby up to a maximum of $1,000,000.

      (c) For purposes of this Agreement, the following terms have the following meanings:

(i) “Payment Event” means (A) the termination of this Agreement pursuant to any of Sections 10.01(b)(iv) or 10.01(c)(ii) or (B) the termination of this Agreement pursuant to any of Section 10.01(b)(i), Section 10.01(b)(iii) or Section 10.01(c)(i) and before that termination, (x) an Acquisition Proposal shall have been publicly announced and (y) concurrently with or within 12 months after that termination, a Third Party Acquisition Event occurs.

(ii) A “Third Party Acquisition Event” means (A) the consummation of an Acquisition Proposal (which shall, for purposes of this defined term only, be deemed to be defined by replacing each reference to “15%” in the definition thereof (which shall otherwise remain unchanged) with a reference to “50%”) or any transaction that, if it had been proposed prior to the termination of this Agreement would have constituted an Acquisition Proposal (again, as so defined) or (B) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction.

      (d) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and MergerSub would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 11.04 at the time or within the time period prescribed by this Section 11.04, it shall also pay any costs and expenses incurred by Parent or MergerSub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for that amount.

      (e) The Company’s payment of the Termination Fee and reimbursement of Parent expenses pursuant to this Section 11.04 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to any termination of this Agreement by the Company pursuant to Section 10.01(b)(iv).

      SECTION 11.05.     Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Except as provided in Sections 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Persons other than the parties to this Agreement and their respective successors and assigns.

      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party to this Agreement, except that Parent or MergerSub may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or MergerSub of its obligations hereunder.

      SECTION 11.06.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law rules.

      SECTION 11.07.     Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on that party as provided in Section 11.01 shall be deemed effective service of process on that party.

      SECTION 11.08.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

      SECTION 11.09.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this Agreement were upon the same instrument. This Agreement shall become effective when each party to this Agreement shall have received a counterpart of this Agreement signed by all of the other parties to this Agreement. Until and unless each party has received a counterpart of this Agreement signed by the other party to this Agreement, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

      SECTION 11.10.     Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      SECTION 11.11.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      SECTION 11.12.     Specific Performance. The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS OF THIS AGREEMENT, the parties to this Agreement have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

VANS, INC.

By:	/s/ GARY H. SCHOENFELD

Name: Gary H. Schoenfeld

Title:	President & CEO

VF CORPORATION

By:	/s/ MACKEY J. MCDONALD

Name: Mackey J. McDonald

Title:	Chairman, President & CEO

MCGARRETT CORP.

By:	/s/ CANDACE S. CUMMINGS

Name: Candace S. Cummings

Title:	President

Annex B

[GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

April 26, 2004

Board of Directors

Vans, Inc.
15700 Shoemaker Avenue
Santa Fe Springs, CA 90670

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Vans, Inc. (the “Company”) of the $20.55 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 26, 2004 (the “Agreement”), among VF Corporation (“VF”), McGarrett Corp., a wholly owned subsidiary of VF (“Acquisition Sub”), and the Company.

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking services to VF from time to time, and we may provide investment banking services to VF and the Company in the future. In connection with the above-described investment banking services we have received, and may receive in the future, compensation. In addition, an Advisory Director of Goldman, Sachs & Co. is a member of the Board of Directors of VF.

      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, VF and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and VF for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended May 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the branded apparel and footwear industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

B-1

Board of Directors
Vans, Inc.
April 26, 2004

      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $20.55 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(Goldman, Sachs & Co.)

B-2

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VANS, INC.

PROXY
SPECIAL MEETING OF STOCKHOLDERS,

[               ], 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

VANS, INC.

The undersigned stockholder of VANS, INC., a Delaware corporation, hereby acknowledges receipt of the Proxy Statement and the Notice of the Special Meeting of Stockholders of Vans to be held on [               ], [   ], 2004, at 10:00 a.m., Pacific Time, at the Sheraton Cerritos Hotel, 12725 Center Court Drive, Cerritos, California, and hereby further revokes all previous proxies and appoints Gary H. Schoenfeld and Craig E. Gosselin and each of them, as proxy of the undersigned, with full power of substitution for and in the name of the undersigned, at the special meeting and any adjournments thereof with the same effect as if the undersigned were present.

The Board of Directors recommends a vote FOR the below proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF each of the proposals.

1.	To adopt the Agreement and Plan of Merger, dated as of April 27, 2004, among VF Corporation, McGarrett Corp. and Vans, Inc., providing for the merger of McGarrett with and into Vans, with Vans as the surviving corporation and a wholly-owned subsidiary of VF.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

Sign exactly as your name appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Please sign your name:	Date:
                                                       (Authorized Signature(s))

* Detach here from proxy voting card *

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 p.m. Eastern Time the business day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/vans		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.